EXECUTION VERSION

Exhibit (k)(4)

CREDIT AGREEMENT

DATED AS OF APRIL 12, 2024

BETWEEN

OPPORTUNISTIC CREDIT INTERVAL FUND

AND

U.S. BANK NATIONAL ASSOCIATION

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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EXHIBITS

EXHIBIT A	Form of Compliance Certificate
EXHIBIT B	Form of Note
EXHIBIT C-1	Form of Borrowing Notice
EXHIBIT C-2	Form of Continuation/Conversion Notice
EXHIBIT C-3	Form of Prepayment Notice

CREDIT AGREEMENT

This Credit Agreement, dated as of April 12, 2024 (this “Agreement”), is between Opportunistic Credit Interval Fund, a Delaware statutory trust registered as a closed-end management investment company operating as an interval fund under the Investment Company Act (the “Borrower”), and U.S. Bank National Association, a national banking association (the “Lender”). The parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1       Definitions. As used in this Agreement:

“Account Control Agreement” means a control agreement among the Borrower, the Lender and the depositary, securities intermediary or other applicable institution, pursuant to which the Lender has “control,” as such term is used in the UCC and otherwise in such form as is satisfactory to the Lender.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of Equity Interests of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Equity Interests, by contract or otherwise.

“Agreement” is defined in the opening paragraph hereof.

“Alternative Currency” means, (a) so long as currencies remain Eligible Currencies, Euro, Sterling, Canadian Dollars and Australian Dollars and (b) any other Eligible Currency that the Borrower requests the Lender to include as an “Alternative Currency” and that is acceptable to the Lender.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and any other anti-corruption law applicable to the Borrower.

“Applicable Accounting Principles” means, with respect to the Borrower, those accounting principles required by the ICA and prescribed by the SEC for the Borrower and, to the extent not so required or prescribed, GAAP.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Margin” means, (a) with respect to Term Rate Loans and Daily Simple RFR Loans, 1.80% per annum; and (b) with respect to Base Rate Loans, 0.0% per annum.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Third-Party Appraiser” means any of Alvarez & Marsal, Houlihan Lokey Howard & Zukin Capital, Inc., Duff & Phelps LLC, Murray, Devine and Company, Lincoln Partners Advisors, LLC Stout Risius Ross, LLC, Valuation Research Corporation or any other nationally recognized third-party appraisal firm (a) that is not an Affiliate of the Borrower or the Investment Adviser and (b) mutually selected by the Borrower and the Lender.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Asset Coverage” means the ratio, expressed as a percentage, of (a) Total Assets of the Borrower, less all liabilities and indebtedness of the Borrower not represented by Senior Securities to (b) the aggregate amount of Senior Securities Representing Indebtedness of the Borrower.

“Australian Dollars” means the lawful currency of the Commonwealth of Australia.

“Authorized Officer” means any of the officers of the Borrower listed in the Prospectus, as amended from time to time, acting singly.

“Available Assets” means, as at any date of determination, an amount equal to the Market Value of all the assets of the Borrower, minus the Market Value of the assets of the Borrower that are not Eligible Collateral.

“Available Revolving Commitment” means, at any time, the Revolving Commitment Amount then in effect minus the FX Reserve Amount minus the Revolving Exposure at such time.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark for any currency, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period, or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date, and not including any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.4(c).

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) zero and (ii) the Prime Rate.

“Base Rate Borrowing” means a Borrowing that bears interest at a rate based upon the Base Rate.

“Base Rate Loan” means a Loan that bears interest at a rate based upon the Base Rate.

“BBSY Rate” means the Bank Bill Swap Bid Rate as published on the applicable Bloomberg screen page, or a comparable source providing such quotations as may be reasonably designated by the Lender from time to time, for a period comparable to the applicable Interest Period, at approximately 10:30 a.m. (Melbourne time) two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Australian Dollars with a maturity comparable to such Interest Period; provided that, if, by such time the Australian Bank Bill Swap Bid Rate in respect of such day has not been so published, then the Australian Bank Bill Swap Bid Rate for such day will be the Australian Bank Bill Swap Bid Rate as published in respect of the first preceding Business Day for which such Australian Bank Bill Swap Bid Rate was published; provided, further, that any Australian Bank Bill Swap Bid Rate so determined based on the first preceding Business Day shall be utilized for purposes of calculation of the BBSY for no more than three consecutive Business Days.

“Benchmark” means, initially, with respect to any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, the Term SOFR Base Rate and/or the Daily Simple RFR applicable for such currency; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Base Rate and/or such Daily Simple RFR, as applicable, or with respect to the then-current Benchmark for Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.4(a); (b) Sterling, the Daily Simple RFR applicable for such currency; provided that if a Benchmark Transition Event has occurred with respect to such Daily Simple RFR or the then-current Benchmark for such currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.4(a); (c) Australian Dollars, BBSY; provided that if a Benchmark Transition Event has occurred with respect to BBSY, or the then-current Benchmark for such currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.4(a); (d) Canadian Dollars, the Term CORRA Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term CORRA Rate or the then-current Benchmark for Canadian Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.4(a); and (e) Euros, EURIBOR; provided that if a Benchmark Transition Event has occurred with respect to EURIBOR or the then-current Benchmark for such currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.4(a);.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of (a) the alternate benchmark rate that has been selected by the Lender and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable currency at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

 “Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender and the Borrower, giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark for any currency:

(a)        in the case of clause (a) or clause (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)        in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

The “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or clause (b) of this definition with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark for any currency, the occurrence of one or more of the following events with respect to such Benchmark:

(a)        a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)        a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), that states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)        a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

A “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to ERISA and which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of an ERISA Group.

“Board” means the Board of Governors of the Federal Reserve System.

“Bond Asset” means a debt security (that is not a loan) that is issued by a corporation, limited liability company, partnership or trust.

“Borrower” is defined in the opening paragraph hereof.

“Borrowing” means a borrowing hereunder (a) made on the same Borrowing Date or (b) converted or continued by the Lender on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same currency and Type and, in the case of Term Rate Loans, for the same Interest Period.

“Borrowing Date” means a date on which a Borrowing is made.

“Borrowing Notice” is defined in Section 2.7.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system and:

(a)       if such day relates to any interest rate settings as to a Term SOFR Loan or a Daily Simple RFR Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any Term SOFR Loan or Daily Simple RFR Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Term SOFR Loan or Daily Simple RFR Loan, means any such day that is a U.S. Government Securities Business Day;

(b)       if such day relates to any interest rate settings as to a Term CORRA Loan, any fundings, disbursements, settlements and payments in Canadian Dollars in respect of any Term CORRA Loan, or any other dealings in Canadian Dollars to be carried out pursuant to this Agreement in respect of any such Term CORRA Loan, means any such day that is a Canadian Banking Day;

(c)       if such day relates to any interest rate settings as to a Daily Simple RFR Loan denominated in a currency other than Dollars, any fundings, disbursements, settlements and payments in a currency other than Dollars in respect of any such Daily Simple RFR Loan, or any other dealings in a currency other than Dollars to be carried out pursuant to this Agreement in respect of any such Daily Simple RFR Loan, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable offshore interbank market for such currency;

(d)       if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is a TARGET Day;

(e)       if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable offshore interbank market for such currency; and

(f)       if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for business in the principal financial center of the country of such currency.

“Canadian Banking Day” means any day on which banks are open for business in Toronto, Ontario.

“Canadian Dollars” means the lawful currency of Canada.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in accordance with the Applicable Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases that would be shown as a liability on a balance sheet of such Person prepared in accordance with the Applicable Accounting Principles.

“Cash Equivalent Investments” means (a) short-term obligations of, or fully guaranteed by, the United States of America, (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business, (d) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $500,000,000, in each case which provide for payment of both principal and interest (and not principal alone or interest alone) and are not subject to any contingency regarding the payment of principal or interest and (e) shares of money market mutual funds that are rated at least AAAm or AAAG by S&P or P-1 or better by Moody’s.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements, or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change in Management” shall be deemed to have occurred if (a) Mount Logan Management LLC or any successor investment advisor that is an Affiliate of BC Partners Advisors L.P. ceases to be the Qualified Investment Adviser of the Borrower, unless a replacement Qualified Investment Adviser acceptable to the Lender has been engaged by the Borrower.

“Change of Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of 25% or more of the outstanding shares of voting Equity Interests of the Borrower on a fully diluted basis; or (b) within any 12-month period, occupation of a majority of the seats (other than vacant seats) on the board of trustees of the Borrower by Persons who were neither (i) members of the board of trustees of the Borrower as of the Closing Date, nor (ii) nominated by the board of trustees of the Borrower, nor (iii) appointed or approved by directors so nominated.

“Closing Date” means the first date on which the conditions in Section 4.1 are satisfied.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all “Collateral” as defined in any Collateral Document.

“Collateral Documents” means, collectively, the Security Agreement, the Account Control Agreement and all other agreements, instruments and documents that are intended to create, perfect or evidence Liens upon the Collateral as security for payment of the Obligations, including without limitation, all other security agreements, pledge agreements, financing statements, mortgages and assignments, whether heretofore, now, or hereafter executed by the Borrower, or any other Person, and delivered to the Lender.

“Commitment Fee” is defined in Section 2.4.1.

“Commitment Fee Rate” means 0.35%.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.).

“Compliance Certificate” means a compliance certificate in substantially the form of Exhibit A.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, bylaws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning the disposition of Equity Interests of such Person or voting rights among such Person’s owners, including any prospectus or other offering documentation.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person (a) assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, (b) agrees to maintain the net worth or working capital or other financial condition of any other Person, or (c) otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Conversion/Continuation Notice” is defined in Section 2.8.

“CORRA” means a rate equal to the Canadian Overnight Report Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“CORRA Administrator’s Website” means the Bank of Canada’s website, at https://www.bankofcanada.ca, or any successor source for the Canadian Overnight Repo Rate Average identified as such by the CORRA Administrator from time to time.

“Custodian” means U.S. Bank National Association.

“Custody Account” has the meaning given such term in the Security Agreement.

“Custody Agreement” means that certain Custody Agreement, dated as of April 21, 2022, between the Borrower and the Custodian.

“Daily Simple RFR” means, for any day (an “RFR Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to:

(a) Dollars, SOFR for the RFR Rate Day that is five Business Days prior to (i) if such RFR Rate Day is a Business Day, such RFR Rate Day, or (ii) if such RFR Rate Day is not a Business Day, the Business Day immediately preceding such RFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, reset as and when SOFR changes; and

(b) Sterling, SONIA for the RFR Rate Day that is five Business Days prior to (i) if such RFR Rate Day is a Business Day, such RFR Rate Day, or (ii) if such RFR Rate Day is not a Business Day, the Business Day immediately preceding such RFR Rate Day, in each case, as such SOFR is published by the SONIA Administrator on the SONIA Administrator’s Website, reset as and when SONIA changes.

If by 5:00 p.m. (local time for the applicable Daily Simple RFR) the RFR in respect of such RFR Rate Day has not been published on the applicable Daily Simple RFR Administrator’s Website is not published due to a holiday or other circumstance that the Lender deems in its sole discretion to be temporary, the applicable Daily Simple RFR rate shall be the applicable RFR rate last published prior to such Business Day. Any change in Daily Simple RFR due to a change in an RFR shall be effective from and including the effective date of such change in such RFR without notice to Borrower. If Daily Simple RFR as determined above would be less than the Floor, Daily Simple RFR will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Daily Simply RFR Administrator’s Website” means the SOFR Administrator’s Website or the SONIA Administrator’s Website, as applicable.

“Daily Simple RFR Borrowing” means a Borrowing that bears interest at a rate based upon applicable Daily Simple RFR.

“Daily Simple RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR.

“Default” means an event that with the lapse of time or the giving of notice, or both, would be an Event of Default.

“Dispute End Date” has the meaning set forth in the definition of Dispute Process.

“Dispute Process” means with respect to any item of Eligible Collateral a process starting on the Business Day on which the Lender delivered a Market Value Dispute Notice (such day a “Dispute Start Date”) and ending on the day that is 15 days following the Dispute Start Date (such day a “Dispute End Date”) and in connection with which the Lender shall (a) specify in the Market Value Dispute Notice its determination of the market value of such Eligible Collateral (such determination the “Dispute Value”) and (b) the Borrower shall engage an Approved Third-Party Appraiser and obtain on or before (but in each case no later than) the Dispute End Date a valuation report with respect to such Market Value.

“Dispute Resolution Value” means with respect to any item of Eligible Collateral subject to a Dispute Process, if in connection with such Dispute Process (a) the Borrower has obtained a valuation report from an Approved Third-Party Appraiser, the market value set forth in such valuation report or (b) the Borrower has failed to obtain a valuation report from an Approved Third-Party Appraiser, the Market Value determined by the Lender as of the Dispute End Date.

“Dispute Start Date” has the meaning set forth in the definition of Dispute Process.

“Dispute Value” has the meaning set forth in the definition of Dispute Process.

“Disqualifying Event” is defined in the definition of “Eligible Currency.”

“Dollar” and “$” means the lawful currency of the United States of America.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in an Alternative Currency, the equivalent in Dollars of such amount, determined by the Lender pursuant to Section 1.5 using the Exchange Rate with respect to such Alternative Currency at the time in effect.

“E-SIGN” means the Federal Electronic Signatures in Global and National Commerce Act, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

“Eligible Collateral” means Collateral (a) that is recorded on the Borrower’s books and records as belonging solely to the Borrower, (b) that is not subject to segregation or any special purpose usage, (c) as to which no third party has any Lien or any other rights and (d) that is held in the Custody Account and subject to a Perfected Lien in favor of the Lender; provided, however, that (without duplication), Eligible Collateral shall not include the following:

(i)       the portion of any Collateral pursuant to which the Market Value of such Collateral that are Loan Assets consisting of obligations issued by a single issuer exceeds 10% of the Market Value of all Eligible Collateral; provided, however, that only such excess shall not constitute Eligible Collateral;

(ii)      the portion of any Collateral pursuant to which the Market Value of such Collateral that are Bond Assets consisting of obligations issued by a single issuer exceeds 10% of the Market Value of all Eligible Collateral; provided, however, that only such excess shall not constitute Eligible Collateral;

(iii)     the portion of any Collateral pursuant to which the Market Value of such Collateral that are preferred or common equities issued by a single issuer exceeds 10% of the Market Value of all Eligible Collateral; provided, however, that only such excess shall not constitute Eligible Collateral;

(iv)     the portion of any Collateral pursuant to which the Market Value of such Collateral the Obligors of which are in the same Industry Classification Group, excluding Financials, exceeds 25% of the Market Value of all Eligible Collateral; provided, however, that only such excess shall not constitute Eligible Collateral;

(v)      the portion of any Collateral pursuant to which Market Value of such Collateral consisting of Eligible Foreign Investments exceeds 15% of the Market Value of all Eligible Collateral; provided, however, that only such excess shall not constitute Eligible Collateral;

(vi)     the portion of any Collateral pursuant to which Market Value of such Collateral consisting of investments in private investment funds exceeds 25% of the Market Value of all Eligible Collateral; provided, however, that only such excess shall not constitute Eligible Collateral;

(vii)    the portion of any Collateral pursuant to which the Market Value of such Collateral consisting of asset-backed securities exceeds 15% of the Market Value of all Eligible Collateral; provided, however, that only such excess shall not constitute Eligible Collateral;

(viii)   the portion of any Collateral pursuant to which the Market Value of such Collateral consisting of Non-Performing Assets and Restructured Loans exceeds 7.5% of the Market Value of all Eligible Collateral; provided, however, that only such excess shall not constitute Eligible Collateral;

(ix)     the portion of any Collateral pursuant to which the Market Value of such Collateral (other than cash or Cash Equivalent Investments) consisting of Level II Assets or Level III Assets (other than those described in clauses (i) through (viii) above) exceeds 5% of the Market Value of all Eligible Collateral; provided, however, that only such excess shall not constitute Eligible Collateral; and

(x)      Foreign Investments that are not Eligible Foreign Investments.

In addition, (A) in applying each clause of this definition, the full Market Value of such Collateral will be considered without taking into account any excess concentration reduction resulting from another clause of this definition and (B) if any Eligible Collateral is subject to excess concentration reductions under more than one clause in this definition (other than clause (ix)), then, without duplication, only the largest excess concentration reduction with respect to such Collateral shall apply.

“Eligible Currency” means any currency other than Dollars (a) that is readily available and freely traded, (b) in which deposits are customarily offered to banks in the London interbank market, (c) that is convertible into Dollars in the international interbank market available to the Lender in such market, and (d) as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lender of any currency (the “original currency”) as an Alternative Currency, currency control or other exchange regulations are imposed in the country in which the original currency is issued, or any other event occurs, in each case with the result that different types of currency are introduced, (x) the original currency is, in the determination of the Lender, no longer readily available or freely traded, (y) in the determination of the Lender, a Dollar Equivalent of the original currency is not readily calculable, or (z) the original currency is no longer a currency in which the Lender is willing to make Loans (each of (x), (y) and (z), a “Disqualifying Event”), then the Lender shall promptly notify the Borrower, and (1) the original currency shall no longer be an Alternative Currency until the Disqualifying Event(s) no longer exist, and (2) within five Business Days after receipt of such notice from the Lender, the Borrower shall repay all Borrowings made in the original currency in Dollars or convert such Borrowings into their Dollar Equivalent, subject to the other terms in Article II.

“Eligible Foreign Investments” means Foreign Investments principally traded in Canada any of the member states of the European Union, the United Kingdom, Australia, Japan and any other jurisdiction agreed to by Lender in its sole discretion.

“Equity Interests” means all shares, interests or other equivalents, however designated, of or in a corporation, limited liability company, or partnership, whether or not voting, including but not limited to common stock, member interests, partnership interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

“Equivalent Amount” of any currency at any date means the equivalent in Dollars of such currency, calculated on the basis of the arithmetic mean of the buy and sell spot rates of exchange of the Lender in the London interbank market (or other market where the Lender’s foreign exchange operations in respect of such currency are then being conducted) for such other currency at or about 11:00 a.m. (New York time) on the date on which such amount is to be determined, rounded up to the nearest amount of such currency as determined by the Lender from time to time. If at the time of any such determination, for any reason, no such spot rate is being quoted, the Lender may use any reasonable method it deems appropriate to determine such amount, and such determination shall be conclusive absent manifest error.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Group” means, with respect to any Person, such Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Person, are treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“EURIBOR Rate” means the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute, or a comparable or successor administrator approved by the Lender, as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing such quotations as determined by the Lender from time to time), for a period comparable to the applicable Interest Period, at approximately 11:00 a.m. (Brussels time) two TARGET Days prior to the commencement of such Interest Period; provided that, if, by such time EURIBOR in respect of such day has not been so published, then EURIBOR for such day will be the EURIBOR as published in respect for the first preceding Business Day for which such rate was published; provided, further, that any EURIBOR so determined based on the first preceding Business Day shall be utilized for purposes of calculation of the Eurocurrency Rate for no more than three consecutive Business Days.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurocurrency Rate” means, for any Interest Period (as applicable), for any Eurocurrency Rate Loan:

(a)      denominated in Euros, the EURIBOR Rate;

(b)      denominated in Australian Dollars, the BBSY Rate; and

(c)      denominated in any other currency (other than a currency referenced in clauses (a) or (b) above, Dollars, Canadian Dollars or Sterling), the rate designated with respect to such currency at the time such currency is approved by the Lender pursuant to the definition of “Alternative Currency”.

provided that, if the Eurocurrency Rate as determined above would be less than the Floor, the Eurocurrency Rate will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents. The Eurocurrency Rate for any Loans shall be based upon the Eurocurrency Rate for the currency in which such Loans are requested. The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically without notice to the Borrower on and as of the first day of each Interest Period. Determination of the Eurocurrency Rate by the Lender shall be deemed conclusive absent manifest error.

“Eurocurrency Rate Borrowing” means any Borrowing bearing interest at a rate based on a Eurocurrency Rate.

“Eurocurrency Rate Loan” means any Loan bearing interest at a rate based on a Eurocurrency Rate.

“Event of Default” is defined in Article VIII.

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any other currency, the rate at which such other currency can be exchanged into Dollars at the time of determination on such day on the Reuters WRLD Page for such currency. If such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as is agreed upon by the Lender and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Lender in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Lender elects after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later. If at the time of any such determination, for any reason, no such spot rate is being quoted, the Lender may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender: Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Facility Fee” is defined in Section 2.4.2.

“Facility Fee Rate” means 0.25%.

“Facility Termination Date” means (a) the Original Termination Date; provided, however, that so long as no Event of Default has occurred and is continuing, on any Business Day on which the number of calendar days from such Business Day to (but excluding) the then current Facility Termination Date is less than 364, the Facility Termination Date shall be automatically extended so that the new Facility Termination Date is the 364th calendar day following such Business Day (provided that if such 364th calendar day is not a Business Day, the new Facility Termination Date shall be the next succeeding Business Day) until either the Borrower or the Lender, as the case may be, provides to the other party hereto written notice of its intention to terminate this Agreement (a “Termination Notice”). In the event a Termination Notice is provided, the Facility Termination Date shall cease to extend on the date such Termination Notice is received by the receiving party and the Facility Termination Date shall be the date which is 364 calendar days after the date on which such Termination Notice is received (provided that if such 364th calendar day is not a Business Day, the Facility Termination Date shall be the next succeeding Business Day), or (b) any earlier date on which the Revolving Commitment Amount is reduced to zero or the Revolving Commitment is otherwise terminated pursuant to the terms hereof.

“Financial Contract” of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (b) any Hedge Management Transaction.

“Financial Officer” means any financial officer (or other comparable officer) of the Borrower listed in the Prospectus, as amended from time to time, acting singly.

“Floor” means 0%.

“Foreign Investment” means any investment in a foreign issuer or security principally traded outside of the United States.

“FX Reserve Amount” means an amount equal to the sum of the Dollar Equivalent of the outstanding Loans in Alternative Currencies multiplied by the FX Reserve Percentage for Alternative Currencies, as applicable.

“FX Reserve Percentage” means, as of any date of determination, such percentage determined in the reasonable discretion of the Lender to account for foreign exchange volatility, in each case using a methodology that is sufficient to cover the 1-month foreign exchange exposure of the Lender at such date of determination at a 95% confidence interval as calculated using Bloomberg BGN source data on the FXFM screen of Bloomberg (or such other screen as may from time to time be in effect); provided that, if necessary to account for foreign exchange volatility, any such percentage may be reset for any particular Alternative Currency in connection with the delivery of any revised Compliance Certificate hereunder or on any Revaluation Date in the reasonable discretion of the Lender or at the reasonable request of the Borrower, in each case using such methodology.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Hedge Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“ICA” means the Investment Company Act of l940, and the rules and regulations promulgated thereunder.

“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money (including the Obligations under this Agreement and the other Loan Documents), (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations evidenced by notes, acceptances, or other instruments, (e) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) Capitalized Lease Obligations, (g) obligations as an account party with respect to standby and commercial letters of credit, (h) Contingent Obligations, (i) obligations under Hedge Management Transactions and other Financial Contracts (after giving effect to any applicable netting provisions) and (j) any other obligation for borrowed money or other financial accommodation that in accordance with the Applicable Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” means each of the Lender and its Related Parties.

“Indirect Fund” means any “registered investment company” within the meaning of Section 8 of the ICA that has made or holds any investment in excess of 10% of its total assets made in reliance on Sections 12(d)(1)(E), (F), (G) or (J) of the ICA (other than an investment made in reliance on Rules 12d1-1 thereunder).

“Industry Classification Group” means any of the global industry classification standard (GICS®) classification groups.

“Information” is defined in Section 9.12.

“Interest Period” means, as to each Term Rate Loan, the period commencing on the date such Term Rate Loan is disbursed or converted to or continued as a Term Rate Loan and ending on the date that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Revolving Commitment for any Alternative Currency); provided that:

(a)       any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)       any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)       no Interest Period shall extend beyond the Facility Termination Date, and if the Interest Period should happen to extend beyond the Facility Termination Date, such Borrowing must be prepaid on the Facility Termination Date; and

(d)       no tenor that has been removed from this definition pursuant to Section 3.4(c) shall be available for selection by the Borrower.

“Interest Rate Option” means the Term SOFR Base Rate, the Term CORRA Rate, the Eurocurrency Rate, Daily Simple RFR or the Base Rate.

“Investment” of a Person means (a) any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; (b) Equity Interests, bonds, mutual funds, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; (c) any deposit accounts and certificates of deposit owned by such Person; and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“Investment Adviser” means Mount Logan Management LLC, in its capacity as adviser to the Borrower.

“Investment Policies and Restrictions” with respect to the Borrower, the provisions dealing with investment objectives, investment policies, and investment restrictions, as set forth in the Constituent Documents and the Prospectus, as supplemented by any annual report included within Form N-CSR, as such provisions may be supplemented, amended or modified as authorized by the board of trustees of the Borrower and as permitted under this Agreement.

“Law” means, collectively, all international, foreign, federal, state, provincial, and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” is defined in the opening paragraph hereof.

“Level II Asset” means, at any time, any Investment of the Borrower (a) for which there are no Level 1 Inputs or Level 3 Inputs (in each case within the meaning of Topic ASC 820), or (b) the value of which is determined by reference to Level 2 Inputs (in each case within the meaning of Topic ASC 820).

“Level III Asset” means, at any time, any Investment of the Borrower (a) for which there are no Level 1 Inputs or Level 2 Inputs (in each case within the meaning of Topic ASC 820), or (b) the value of which is determined by reference to Level 3 Inputs (in each case within the meaning of Topic ASC 820).

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means a loan made pursuant to the Revolving Commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).

“Loan Asset” means any commercial loan or note which (a) is acquired by the Borrower, (b) is not a Bond Asset and (c) is issued or made pursuant to an Underlying Instrument.

“Loan Documents” means this Agreement, the Collateral Documents, the Note, and any other document or agreement, now or in the future, executed by any Person for the benefit of the Lender in connection with this Agreement.

“Margin Deficiency” means, at any time of determination, that the Revolving Exposure is in excess of 30% of Available Assets minus the FX Reserve Amount.

“Market Value” means, respect to any assets of the Borrower on any day, the value of such assets set forth in the most recent Valuation Statement, which value is required to be computed by the Borrower in accordance with the Prospectus and Applicable Law (including the ICA); provided that

(a) when calculating the “Market Value” of any asset, the Borrower shall calculate such value daily and in good faith using the Borrower’s Valuation Procedures as in effect on such date; and

(b) the Lender may dispute the determination of the Market Value of any Eligible Collateral upon written notice to the Borrower (a “Market Value Dispute Notice”); provided that such dispute shall be conducted in accordance with Dispute Process;

provided further that, (i) the Borrower is not entitled to dispute any Dispute Resolution Value; provided further that, the Market Value of any item of Eligible Collateral (x) subject to an on-going Dispute Process shall be the Dispute Value and (y) from the Dispute End Date until the delivery of the next Valuation Statement, the Dispute Resolution Value.

“Market Value Dispute Notice” has the meaning set forth in the definition of Market Value.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, liabilities (actual and contingent), operations or condition (financial or otherwise), results of operations, or prospects of the Borrower, (b) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender under the Loan Documents.

“Material Indebtedness” means Indebtedness of the Borrower in an outstanding principal amount of $100,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or that provides for the incurrence of Indebtedness in an amount that would be Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Maximum Amount” means, as at any date of determination, an amount equal to the least of:

(a)       the maximum amount of Indebtedness that the Borrower would be permitted to incur pursuant to Applicable Law, including the ICA;

(b)       the maximum amount of Indebtedness that the Borrower would be permitted to incur pursuant to the limitations on borrowings adopted by the Borrower in its Prospectus or elsewhere;

(c)       the maximum amount of Indebtedness that the Borrower would be permitted to incur pursuant to any agreements with any Governmental Authority; or

(d)       the maximum amount of Indebtedness that the Borrower would be permitted to incur without violating other provisions of this Agreement,

in each case, as in effect at the time of determination.

“Maximum Rate” is defined in Section 2.15.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan that constitutes a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

“Non-Performing Assets” means Loan Assets that (i) are not performing, (ii) are past due more than 90 days with respect to accrued and unpaid interest or principal in respect thereof, after the expiration of any applicable grace or cure period (but in no event exceeding five Business Days past the applicable due date), (iii) accounted for on a non-accrual basis, (iv) in default of the related Underlying Instrument.

“Note” means the promissory note of the Borrower in the form of Exhibit B.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees, and all expenses, reimbursements, indemnities and other obligations of the Borrower to any Indemnitee arising under the Loan Documents (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Obligor” means, collectively, each Person obligated to make payments under an Underlying Instrument, including any guarantor thereof.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Original Termination Date” means April 11, 2025.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” is defined in Section 9.4(c).

“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Community relating to the Economic and Monetary Union.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” means (a) with respect to Base Rate Borrowings and Daily Simple RFR Borrowings, the 10th day of each calendar month and (b) with respect to Term Rate Borrowings, the last day of each Interest Period, provided, that, in each case, if such day is not a Business Day, the Payment Date shall be the next succeeding Business Day.

“Payment in Full” means, (i) the indefeasible payment in full in cash of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the indefeasible payment in full in cash of the accrued and unpaid fees, if any, (iii) the indefeasible payment in full in cash of all reimbursable expenses and other Obligations (other than contingent obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon and (iv) the termination of the Revolving Commitment.

“Perfected Lien” means a first priority perfected Lien, subject only to Permitted Liens.

“Permitted Liens” means the Liens permitted pursuant to Section 7.5.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any Governmental Authority.

“Plan” means an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA as to which the Borrower or any ERISA Affiliate may have any liability.

“Prime Rate” means a rate per annum equal to the prime rate announced by the Lender from time to time, changing as and when such rate changes. The prime rate is not necessarily the lowest rate charged to any customer.

“Property” of a Person means all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Prospectus” means the prospectus of the Borrower dated January 26, 2024 filed with the SEC pursuant to Rule 497 under the Securities Act.

“Qualified Investment Adviser” means an “investment adviser” as defined in the ICA.

“Reference Time” with respect to any setting of the then-current Benchmark means:

(a)        if such Benchmark is the Term SOFR Base Rate, 10:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting,

(b)        if such Benchmark is the EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting,

(c)        if such Benchmark is the Term CORRA Rate, 1:00 p.m. Toronto local time on the day that is two Business Day preceding the date of such setting,

(d)       if such Benchmark is the BBSY Rate, 10:00 a.m. Sydney, Australia two Business Days preceding the date of such setting

(e)       if the RFR for such Benchmark is based on SOFR or SONIA, then four Business Days prior to such setting, and

(f)       if such Benchmark is none of the Term SOFR Base Rate, the EURIBOR Rate, the Term CORRA Rate, the BBSY Rate or an RFR based on SOFR or SONIA, the time determined by the Lender in its reasonable discretion.

“Regulation U” means Regulation U of the Board or any other regulation or official interpretation of the Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulatory Event” means (i) any adverse determination made by the SEC or any other Governmental Authority for a material violation or material breach of Applicable Law (including, without limitation, the ICA) by the Borrower or the Investment Adviser or (ii) any investigation made by the SEC or any other Governmental Authority for a violation or breach of law (including, without limitation, the ICA) by the Borrower or the Investment Adviser that would reasonably be expected to have a Material Adverse Effect or (iii) the revocation, suspension or termination of any license, permit or approval held by the Borrower or the Investment Adviser that, in the reasonable judgment of the Lender, is necessary for the conduct of any such Person’s business.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, members, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto, and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternative Currency, (i) the central bank for the Alternative Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor that is responsible for supervising either (x) such Benchmark Replacement or (y) the administrator of such Benchmark Replacement, or (ii) any working group or committee officially endorsed or convened by (w) the central bank for the Alternative Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (x) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (y) a group of those central banks or other supervisors, or (z) the Financial Stability Board or any part thereof.

“Restricted Payment” means any dividend or other distribution (whether in cash, Equity Interests, or other Property) with respect to any Equity Interest in the Borrower, or any payment (whether in cash, Equity Interests, or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interest in the Borrower.

“Restructured Loan” means any Loan Asset that was previously a Non-Performing Asset.

“Revaluation Date” means (a) with respect to each Term Rate Loan denominated in an Alternative Currency, (i) each date of a Borrowing, conversion or continuation pursuant to the terms of this Agreement and (ii) such additional dates as the Lender shall determine in its sole discretion; and (b) with respect to each Daily Simple RFR Loan denominated in an Alternative Currency, each date such Daily Simple RFR Loan is outstanding.

“Revolving Commitment” means the obligation, if any, of the Lender to make Loans to the Borrower in an aggregate principal amount outstanding at any time not to exceed the Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

“Revolving Commitment Amount” means $25,000,000, as such amount may be modified (a) pursuant to Section 2.6 or 2.17, or (b) otherwise from time to time pursuant to the terms hereof.

“Revolving Exposure” means, at any time, the Dollar Equivalent of the aggregate principal amount of the Loans outstanding at such time.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Sanctions” means sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the U.S. Securities and Exchange Commission and/or any other Governmental Authority succeeding to the functions thereof with respect to the ICA and the Securities Act.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means that certain Security Agreement dated as of the Closing Date between the Borrower and the Lender.

“Senior Security” shall have the meaning set forth in the first sentence of Section 18(g) of the ICA, as interpreted by guidance and no action relief issued by the U.S. Securities and Exchange Commission and its staff. For the avoidance of doubt, Senior Security shall not include obligations under Financial Contracts to the extent not constituting a Senior Security under the ICA or otherwise consistent with the regulatory guidance provided by the U.S. Securities and Exchange Commission and its staff.

“Senior Security Representing Indebtedness” shall have the meaning set forth in the first sentence of Section 18(g) of the ICA, as interpreted by guidance and no action relief issued by the U.S. Securities and Exchange Commission and its staff.

“SOFR” means, with respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Business Day” means any day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system except a day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means any corporation, partnership, limited liability company, association, joint venture, or similar business organization more than 50% of the outstanding Equity Interests having ordinary voting power of which at the time is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

“Substantial Portion” means, with respect to the Property of the Borrower, Property that represents more than 10% of the assets of the Borrower or Property responsible for more than 10% of the net income of the Borrower, in each case, as would be shown in the financial statements of the Borrower as at the beginning of the 12-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for the first month of the 12-month period, then the financial statements delivered hereunder for the quarter ending immediately before that month).

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Lender to be a suitable replacement) is open for the settlement of payments in Euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term CORRA Borrowing” means a Borrowing that bears interest based upon the Term CORRA Rate.

“Term CORRA Loan” means a Loan that bears interest based upon the Term CORRA Rate.

“Term CORRA Rate” means the CORRA for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two Business Days prior to the first day of such Interest Period, as such rate is published on the CORRA Administrator’s Website; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the such rate for the applicable tenor has not been published by the CORRA Administrator, then the rate used will be that as published by the CORRA Administrator for the first preceding Business Day for which such rate was published by the CORRA Administrator so long as such first preceding Business Day is not more than three Business Days prior to such Periodic Term CORRA Determination Day; provided, further, that if the Term CORRA Rate shall ever be less than the Floor, then Term CORRA Rate shall be determined to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Term Rate Borrowing” means a Borrowing that, except as otherwise provided in Section 2.10, bears interest at the Term SOFR Base Rate, Term CORRA Rate or Eurocurrency Rate, as applicable.

“Term Rate Loan” means a Term SOFR Loan, a Term CORRA Loan or a Eurocurrency Rate Loan.

“Term SOFR” means the rate per annum determined by the Lender as the forward-looking term rate based on SOFR.

“Term SOFR Administrator” means CME Group Benchmark Administration Ltd. (or a successor administrator of SOFR).

“Term SOFR Administrator’s Website” means https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr, or any successor source for SOFR identified as such by the Term SOFR Administrator from time to time.

“Term SOFR Base Rate” means Term SOFR for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator’s Website (or other commercially available source providing such quotations as may be selected by the Lender from time to time), which shall be the Term SOFR Base Rate in effect two Business Days prior to the commencement of such Interest Period; provided that if as of 5:00 p.m. (New York time) on any Periodic Term SOFR Determination Day, such rate has not been published by the Term SOFR Administrator, then the rate used will be that as published by the Term SOFR Administrator for the first preceding Business Day for which such rate was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if the Term SOFR Base Rate shall ever be less than the Floor, then the Term SOFR Base Rate shall be determined to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Term SOFR Borrowing” means a Borrowing that, except as otherwise provided in Section 2.10, bears interest at the applicable Term SOFR Base Rate.

“Term SOFR Loan” means a Loan that, except as otherwise provided in Section 2.10, bears interest at the applicable Term SOFR Base Rate.

“Total Assets” means, as of any date, the “value of the total assets” (within the meaning of the first sentence of Section 18(h) of the ICA) of the Borrower.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Base Rate, the EURIBOR Rate, the Term CORRA Rate, the BBSY Rate, the Base Rate or a Daily Simple RFR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UETA” means the Uniform Electronic Transactions Act as in effect in the State of New York, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Underlying Instrument” means the loan agreement, credit agreement, indenture or other agreement pursuant to which an asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such asset or of which the holders of such asset are the beneficiaries.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Valuation Procedures” means the Borrower’s valuation procedures approved by the Borrower’s board of trustees and as in effect on the Closing Date (a copy of which has been provided to the Lender on the Closing Date), or as modified from time to time in accordance with applicable Law and the Prospectus and approved by the Borrower’s board of trustees.

“Valuation Statement” means, with respect to any Collateral held in the Custody Account, a statement prepared by the Borrower, delivered in electronic format as a spreadsheet which includes the calculation of the Market Value of each asset (other than cash and Cash Equivalent Investments) included in the Eligible Collateral, and based upon the Borrower’s Valuation Procedures.

The foregoing definitions apply equally to both the singular and plural forms of the defined terms.

1.2      Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the words “to” and “until” mean “to but excluding.”

1.3      Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Applicable Accounting Principles in a manner consistent with that used in preparing the financial statements referred to in Section 5.4. Notwithstanding any other provision herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (a) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower at “fair value,” as defined therein, or (b) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If at any time any change in the Applicable Accounting Principles would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower or the Lender so requests, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change, but until so amended, such ratio or requirement shall continue to be computed in accordance within the Applicable Accounting Principles before such change and the Borrower shall provide to the Lender reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder. In addition, notwithstanding any other provision herein, the definitions set forth in this Agreement and any financial calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules as a result of Financial Accounting Standards Board Accounting Standards Codification 842 (Leases) from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance.

1.4      Other Definitional Terms; Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision. References to Sections, Articles, Exhibits, and Schedules are to this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “shall” and “will” have the same meaning as the term “must.” Unless the context otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” All covenants, terms, definitions or other provisions incorporated by reference to other agreements are incorporated into this Agreement as if fully set forth herein, and such incorporation includes all necessary definitions and related provisions from such other agreements, but includes only amendments thereto agreed to by the Lender, and survives any termination of such other agreements until Payment in Full. Any reference to any Law includes all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and, unless otherwise specified, refers to such Law as amended, modified, supplemented, replaced, or succeeded from time to time. References to any document, instrument or agreement (a) include all exhibits, schedules and other attachments thereto, (b) include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time.

1.5      Exchange Rates; Currency Equivalents.

(a)        The Lender shall determine the Exchange Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Loan and Obligations denominated in Alternative Currencies. Such Exchange Rates shall become effective as of such Revaluation Date and shall be the Exchange Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Lender.

(b)        With respect to any assets of the Borrower denominated in a currency other than Dollars, the Market Value shall be the Dollar Equivalent thereof.

1.6      Change of Currency.

(a)        Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Eurocurrency Rate Loan in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then-current Interest Period.

(b)        Each provision of this Agreement shall be subject to such reasonable changes of construction as the Lender and the Borrower may, from time to time, acting reasonably, agree upon in order to reflect (i) the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro, and (ii) a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.7      Rates. The Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to the rates in the definition of “CORRA”, “Term CORRA Rate”, “Daily Simple RFR”, “EURIBOR”, “Eurocurrency Rate”, “Term SOFR”, “Term SOFR Base Rate” or any Benchmark, any component definition thereof or rates referenced in the definition thereof or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.7, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any conforming changes related to any Benchmark. the Lender and its Affiliates or other related entities may engage in transactions that affect the calculation of “Term CORRA Rate”, “Daily Simple RFR”, “EURIBOR”, “Eurocurrency Rate”, “Term SOFR Base Rate” or any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. the Lender may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.8       Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
THE CREDITS

2.1       Loans. From the Closing Date until the Facility Termination Date, the Lender agrees, on the terms and conditions set forth in this Agreement and satisfaction of the requirements set forth in Article IV, to make Loans to the Borrower in Dollars or in one or more Alternative Currencies (subject to availability with respect to Australian Dollars) upon the request of the Borrower, provided that, after giving effect to the making of each such Loan, (a) the Dollar Equivalent of the Revolving Exposure shall not exceed the Revolving Commitment Amount and (b) no obligation to make any required prepayment under Section 2.2(a) or (b) would arise.

Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow the Loans at any time prior to the Facility Termination Date. Unless previously terminated, the Revolving Commitment shall terminate on the Facility Termination Date.

2.2       Required Payments; Termination.

(a)       If at any time (i) a Margin Deficiency occurs and such Margin Deficiency has not been timely cured in accordance with clause (b) below, (ii) the Revolving Exposure together with all other indebtedness of the Borrower exceeds the Maximum Amount or (iii) the Revolving Exposure exceeds the Revolving Commitment Amount, the Borrower shall immediately make a payment on the Loans in an amount sufficient to eliminate such excess.

(b)       If a Margin Deficiency occurs, the Borrower shall, (i) unless previously cured, within five Business Days after the earlier of receipt of written notice by the Lender to the Borrower or knowledge by the Borrower of such Margin Deficiency (the “Margin Deficiency Date”), provide the Lender with a plan (a “Prepayment Plan”) setting forth in reasonable detail the actions the Borrower proposes to take to cure such Margin Deficiency within the next 30 days and (ii) not later than 3:00 p.m. (New York time) on the date that is 30 days after the Margin Deficiency Date, either prepay outstanding Loans, deposit additional Eligible Collateral into the Custody Account or take other action, or any combination thereof (as identified in the Prepayment Plan); to the extent necessary, after giving effect to such payment, deposit or other action, to cure such Margin Deficiency.

(c)       For the avoidance of doubt, in the event that, as a result of giving effect to any Dispute Resolution Values prior to the expiration of the cure period pursuant to clause (b) above, no Margin Deficiency shall then exist, such Margin Deficiency shall be cured for all purposes hereunder.

The Revolving Exposure and all other unpaid Obligations under this Agreement and the other Loan Documents shall be paid in full by the Borrower on the Facility Termination Date.

2.3        Types of Borrowings. The Borrowings may be Base Rate Borrowings, Daily Simple RFR Borrowings or Term Rate Borrowings, or a combination thereof, selected by the Borrower in accordance with Sections 2.7 and 2.8.

2.4        Fees.

2.4.1    Commitment Fee. The Borrower agrees to pay to the Lender a commitment fee (the “Commitment Fee”) which shall accrue at a per annum rate equal to the product of (i) Commitment Fee Rate times (ii) (x) the Revolving Commitment Amount on such day, minus (y) the Revolving Exposure on such day, which fee shall be for each day from the Closing Date to and including the Facility Termination Date, payable in quarterly arrears on the 10th day of the calendar month following the most recently completed calendar quarter (or if such day is not a Business Day, the next succeeding Business Day) and on the Facility Termination Date.

2.4.2    Facility Fee. The Borrower agrees to pay to the Lender a facility fee (the “Facility Fee”) which shall accrue at a per annum rate equal to the product of (i) Facility Fee Rate times (ii) the Revolving Commitment Amount on such day, which fee shall be for each day from the Closing Date to and including the Facility Termination Date, payable quarterly in arrears on the 10th day of the calendar month following the most recently completed calendar quarter (or if such day is not a Business Day, the next succeeding Business Day) and on the Facility Termination Date.

2.5        Minimum Amount of Each Borrowing. Each Borrowing shall be in the minimum amount of $100,000 and in integral multiples of $100,000 (or the Equivalent Amount if denominated in an Alternative Currency), except that any Base Rate Borrowing or Daily Simple RFR Borrowing may be in the amount of the Available Revolving Commitment.

2.6        Termination of and Reductions in Revolving Commitment; Voluntary Prepayments.

(a)         The Borrower may terminate the unused portion of the Revolving Commitment or from time to time permanently reduce the Revolving Commitment Amount in integral multiples of $1,000,000 (or the Equivalent Amount if denominated in an Alternative Currency) upon at least five Business Days’ irrevocable prior written notice to the Lender by 11:00 a.m. (New York time) specifying the amount of any such reduction. In no event may the Revolving Commitment Amount be reduced below the Revolving Exposure.

(b)         The Borrower may from time to time prepay, without penalty or premium, all outstanding Base Rate Loans, or, in a minimum aggregate amount of $100,000 and in integral multiples of $100,000 (or the aggregate amount of the outstanding Loans at such time), any portion of the aggregate outstanding Base Rate Loans upon same-day notice by 11:00 a.m. (New York time) to the Lender in the form of Exhibit C-3. The Borrower may from time to time prepay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Term Rate Loans or any portion of the aggregate outstanding Term Rate Loans upon at least two New York Banking Days’ prior written notice to the Lender by 11:00 a.m. (New York time) in the case of payments made in Dollars and the Applicable Time specified by the Lender in the case of payments made in an Alternative Currency; provided that, except with respect to prepayments made on the last of day of the applicable Interest Period, each such prepayment shall be in the amount of the entire principal balance of the applicable Term Rate Borrowing(s).

2.7        Method of Selecting Types for New Borrowings. The Borrower shall give the Lender irrevocable notice in the form of Exhibit C-1 (a “Borrowing Notice”) not later than (i) 11:00 a.m. (New York time) on the Borrowing Date of each Base Rate Borrowing, and two New York Banking Days before the Borrowing Date for each Term SOFR Borrowing (ii) 2:00 p.m. at least one Business Day prior to the requested date of Borrowing in the case of a Daily Simple RFR Loan in Dollars, (iii) 2:00 p.m. at least three Business Days prior to the requested date of Term CORRA Borrowing or a Eurocurrency Rate Borrowing, or (iv) 2:00 p.m. at least three Business Days prior to the requested date of Daily Simple RFR Borrowing in an Alternative Currency, specifying:

(a)         the currency of the Loans to be borrowed;

(b)         the Borrowing Date, which shall be a Business Day, of such Borrowing;

(c)         the amount of such Borrowing;

(d)         the Type of Borrowing selected; and

(e)         if applicable, the duration of the Interest Period with respect thereto.

If the Borrower fails to specify the currency of a Loan in a Borrowing Notice then the applicable Loans shall be made in Dollars. If the Borrower fails to specify a Type of Loan in a Borrowing Notice, then the applicable Loans shall be made as Term Rate Loans, with an Interest Period of one month.

2.8        Conversion and Continuation of Outstanding Borrowings; Maximum Number of Interest Periods. Base Rate Borrowings shall continue as Base Rate Borrowings unless and until such Base Rate Borrowings are converted into Daily Simple RFR Borrowings denominated in Dollars or Term SOFR Borrowings pursuant to this Section 2.8 or are prepaid in accordance with Section 2.6. Daily Simple RFR Borrowings shall continue as Daily Simple RFR Borrowings unless and until such Daily Simple RFR Borrowings are prepaid in accordance with Section 2.6 or with respect to Daily Simple RFR Borrowings denominated in Dollars, converted into Base Rate Borrowings or Term SOFR Borrowings pursuant to this Section 2.8. Each Term Rate Borrowing shall continue as a Term Rate Borrowing until the end of the then applicable Interest Period therefor. If the Borrower does not provide a Conversion/Continuation Notice with respect to such Term Rate Borrowing before the end of the applicable Interest Period, such Term SOFR Borrowing shall continue as a Term Rate Borrowing for with an Interest Period of one month. The Borrower shall give the Lender irrevocable notice in the form of Exhibit C-2 (a “Conversion/Continuation Notice”) of each continuation of a Term Rate Borrowing or conversion of a Borrowing of one Type into another Type not later than 10:00 a.m. (New York time) at least (i) if in Dollars, two Business Days before the date of the requested conversion or continuation, (ii) if in any Alternative Currency, four Business Days before the date of the requested conversion or continuation in each case specifying:

(a)       the requested date, which shall be a Business Day, of such conversion or continuation;

(b)       the currency and Type of the Borrowing and whether it is to be converted or continued; and

(c)       the amount of such Borrowing to be converted or continued and, in the case of a Term Rate Borrowing, the duration of the Interest Period applicable thereto.

After giving effect to all Borrowings, all conversions of Borrowings from one Type to another and all continuations of Borrowings of the same Type, there shall be no more than six Interest Periods in effect hereunder.

2.9        Interest Rates.

(a)       Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin. Changes in the rate of interest on each Base Rate Borrowing will take effect simultaneously with each change in the Base Rate.

(b)       Each Daily Simple RFR Loan shall bear interest on the outstanding principal amount thereof, at a rate per annum equal to the Daily Simple RFR for such day plus the Applicable Margin. Changes in the rate of interest on each Daily Simple RFR Borrowing will take effect simultaneously with each change in the applicable Daily Simple RFR.

(c)         Each Term Rate Loan shall bear interest at the Term SOFR Base Rate, the BBSY Rate, the EURIBOR Rate or the Term CORRA Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(d)         The Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

2.10      Rates Applicable After Event of Default. Notwithstanding anything to the contrary in Section 2.7, 2.8 or 2.9, during the continuance of a Default or Event of Default, the Lender may, at its option, by notice to the Borrower, declare that no Borrowing in Dollars may be made as, converted into or continued as a Term SOFR Borrowing or a Daily Simple RFR Borrowing. Notwithstanding anything to the contrary in Section 2.7, 2.8 or 2.9, during the continuance of an Event of Default, at the option of the Lender (or, in the case of an Event of Default under Section 8.1(b), (f), or (g), automatically), the Loans shall bear interest at the rate otherwise applicable thereto plus 2.0% per annum and/or each Borrowing in an Alternative Currency shall be converted to a Borrowing in the Equivalent Amount in Dollars.

2.11      Method of Payment.

(a)         Each Loan shall be repaid, and each payment of interest thereon shall be paid, in the currency in which such Loan was made. All payments of the Obligations under this Agreement and the other Loan Documents shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Lender at the Lender’s address specified pursuant to Section 9.1 by 3:00 p.m. (New York time) in the case of payments made in Dollars or after the Applicable Time specified by the Lender in the case of payments made in an Alternative Currency, on the date when due. The Lender is hereby authorized to charge the account of the Borrower maintained with the Lender for each payment of principal, interest and fees as it becomes due hereunder.

(b)         Principal of the Loans is payable on the Facility Termination Date. The Borrower hereby unconditionally promises to pay such amounts when due.

(c)         Notwithstanding the foregoing, any payments of Obligations (including pursuant to Section 2.2) received after 12:00 noon (New York time) on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.

(d)         Notwithstanding the foregoing provisions of this Section 2.11, if, after any Borrowing in any Alternative Currency, currency control or exchange regulations are imposed in the country that issues such currency, or any other event occurs, in each case with the result that the type of currency in which the Borrowing was made (the “Original Currency”) no longer exists or would no longer be an Eligible Currency or the Borrower is not able to make payment to the Lender in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Equivalent (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower take all risks of the imposition of any such currency control or exchange regulations.

2.12      Evidence of Indebtedness

(a)        The Loans shall be evidenced by a Note payable to the Lender.

(b)        The Lender will also maintain accounts in which it will record (i) the amount of each Borrowing, the currency and Type thereof and, if applicable, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder, and (iii) the amount of any sum received by the Lender hereunder from the Borrower. The entries maintained in such accounts shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay the Obligations in accordance with their terms.

2.13      Oral Notices. The Borrower hereby authorizes the Lender to extend, convert or continue Borrowings and Types of Borrowings and to transfer funds based on oral or written requests, including Borrowing Notices and Conversion/Continuation Notices via telephone. The Lender may rely upon, and shall incur no liability for relying upon, any oral or written request the Lender believes to be genuine and to have been signed, sent or made by an authorized person. Upon request by the Lender, the Borrower must promptly confirm each oral notice in writing (which may include email), authenticated by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Lender, the records of the Lender shall govern absent manifest error.

2.14      Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Loan shall be payable on each Payment Date, commencing with the first Payment Date to occur after the Closing Date, on the date of any prepayment of such Loan (whether or not as a result of acceleration) on the amount prepaid, and on the Facility Termination Date. Interest accrued pursuant to Section 2.10 is payable on demand. Interest and fees hereunder shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received before noon (New York time). If any payment of principal of or interest on a Loan becomes due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

2.15      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under Applicable Law (collectively, “charges”), exceeds the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section 2.16 shall be applied first to reduce the unpaid balance of the Loans, then to reduce the principal balance of any other Indebtedness of the Borrower to the Lender, and then to the Borrower.

2.16      Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Articles II and IV with respect to any Borrowing in any Alternative Currency, if there occurs on or before the date of such Borrowing any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls, or any other event, in each case, that would in the reasonable opinion of the Lender make it impracticable for such Loan to be denominated in the Alternative Currency specified by the Borrower, then the Lender shall forthwith give notice thereof to the Borrower, and such Borrowing shall not be denominated in such Alternative Currency but shall be made as a Base Rate Loan, in an aggregate principal amount equal to the Dollar Equivalent of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be, unless the Borrower notifies the Lender at least one Business Day before such date that (a) it elects not to receive a Loan on such date or (b) it requests a Loan on such date in a different Alternative Currency in which the denomination of such Loan would in the opinion of the Lender be practicable and in an aggregate principal amount equal to the Dollar Equivalent of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice.

2.17       Incremental Revolving Commitment .

(a)        Request for Increase. The Borrower may, by notice to the Lender, request an increase in the Revolving Commitment (each such increase, an “Incremental Revolving Commitment”) in an aggregate amount (for all such requests) not exceeding $100,000,000; provided that any such request shall be in a minimum amount of the lesser of (x) $5,000,000 (or such lesser amount as may be approved by the Lender) and (y) the entire remaining amount of increases available under this Section 2.17. Notwithstanding anything herein to the contrary, the Lender shall not have any obligation to agree to provide an Incremental Revolving Commitment pursuant to this Section 2.17, and any election to do so shall be in the sole discretion of the Lender. In response to request for an increase in the Revolving Commitment, the Lender shall, not later than five Business Days after receipt of such request, notify the Borrower whether it is willing (in its sole and complete discretion) to provide an Incremental Revolving Commitment pursuant to this Section 2.17 (and if the Lender fails to give such notice to the Borrower is shall be deemed to have elected not to provide such Incremental Revolving Commitment).

(b)       Incremental Effective Date. The Lender and the Borrower shall determine the effective date for each Incremental Revolving Commitment pursuant to this Section 2.17 (an “Incremental Effective Date”), which date shall be a Business Day at least 10 Business Days after delivery of the request pursuant to Section 2.16(a) (unless otherwise approved by the Lender) and at least 30 days before the then applicable Facility Termination Date.

(c)       Conditions to Effectiveness. Notwithstanding the foregoing, no Incremental Revolving Commitment shall be effective unless:

(i)            no Default or Event of Default has occurred and is continuing on the Incremental Effective Date and after giving effect to such Incremental Revolving Commitment;

(ii)          after giving effect to the Incremental Revolving Commitment and any Loans made in connection therewith, (x) the Borrower shall be in pro forma compliance with the covenant set forth in Section 6.15(a) and (y) no Margin Deficiency shall exist;

(iii)          the representations and warranties in this Agreement are true and correct on and as of the Incremental Effective Date and after giving effect to such increase, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(iv)          the Lender has received legal opinions, resolutions and documents consistent with those delivered on the Closing Date, to the extent requested by the Lender.

As of such Incremental Effective Date, upon the satisfaction of the foregoing conditions, the Lender shall record the information about the applicable Incremental Revolving Commitment and give prompt notice thereof to the Borrower.

2.18      Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they can effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the specified currency with such other currency at the Lender’s offices on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to the Lender hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in such other currency the Lender can in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to the Lender in the specified currency, the Borrower agrees, to the fullest extent that it can effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to the Lender in the specified currency, the Lender shall remit such excess to the Borrower.

ARTICLE III
YIELD PROTECTION; TAXES

3.1        Increased Costs.

(a)        Increased Costs Generally. If any Change in Law shall:

(i)         impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;

(ii)        subject the Lender to any Taxes (other than (A) Indemnified Taxes and (B) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on the Lender or any applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans, and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any Loan, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount), then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered; provided that, upon the occurrence of any Change in Law imposing a reserve percentage on any interest rate based on Term SOFR, a Eurocurrency Rate or a Daily Simple RFR, the Lender, in its reasonable discretion, may modify the calculation of each such SOFR-based, Eurocurrency Rate-based or Daily Simple RFR-based interest rate to add (or otherwise account for) such reserve percentage.

(b)        Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any lending office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitment or the Loans to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

3.2        Certificates for Reimbursement; Delay in Requests. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in Section 3.1 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Failure or delay on the part of the Lender to demand compensation pursuant to Section 3.1 shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to Section 3.1 for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.3        Availability of Types of Borrowings; Adequacy of Interest Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if for any the Lender determines (which determination shall be conclusive and binding absent manifest error) that:

(a)        for any reason in connection with any request for a Term Rate Borrowing or a Daily Simple RFR Loan or a conversion or continuation thereof that the Interest Rate Option for any requested Interest Period with respect to a proposed Term Rate Borrowing or a Daily Simple RFR Loan does not adequately and fairly reflect the cost to the Lender of the funding such Loans, or

(b)        the interest rate applicable to a Term Rate Borrowings or Daily Simple RFR Loan for any requested Interest Period is not ascertainable or available and such inability to ascertain or unavailability is not expected to be permanent, then the Lender shall suspend the availability of the applicable Term Rate Borrowings or Daily Simple RFR Loans, as applicable, and require any affected Term Rate Borrowings and Daily Simple RFR Loans to be repaid or converted to Base Rate Borrowings at the end of the applicable Interest Period. Upon receipt of notice thereof from Lender, (i) the Borrower may revoke any pending Borrowing Notice or Conversion/Continuation Notice in each such affected currency (to the extent of the affected Daily Simple RFR Loans or Eurocurrency Rate Loans or, in the case of Term SOFR Loans or Eurocurrency Rate Loans, the affected Interest Periods) or, failing that, (x) in the case of any Borrowing Notice or Conversion/Continuation Notice of any affected Daily Simple RFR Loans in Dollars or any affected Term SOFR Loans, the Borrower will be deemed to have converted any such request into a Borrowing Notice or Conversion/Continuation Notice to Base Rate Loans in the amount specified therein, and (y) in the case of any Borrowing Notice of any affected Loans in an Alternative Currency, then such request shall be ineffective, and (z) any outstanding affected Loans in an Alternative Currency, at the Borrower’s election, shall either (1) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period or (2) be prepaid in full, together with accrued interest thereon immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period; provided that if no election is made by the Borrower by the date that is the earlier of (x) three (3) Business Days after receipt by the Borrower of such notice or (y) with respect to a Term Rate Borrowing, the last day of the current Interest Period, the Borrower shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.5.

3.4        Benchmark Replacement.

(a)        If the Lender has determined in its sole discretion that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, the Lender will replace such Benchmark with a Benchmark Replacement.

(b)        In the case of the replacement of a Benchmark, the Lender may add a spread adjustment selected by the Lender, taking into consideration any selection or recommendation of a replacement rate by any relevant agency or authority, and evolving or prevailing market practice. In connection with the selection and implementation of any such replacement rate, the Lender may make any technical, administrative or operational changes that the Lender decides may be appropriate to reflect the adoption and implementation of such replacement rate.

(c)       Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Lender may modify the definition of “Interest Period” (or similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and (ii) if a tenor that was removed pursuant to clause (i) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” (or similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor

3.5        Funding Indemnification. If

(a)        any prepayment or other payment of a Daily Simple RFR Loan other than on the Payment Date therefor;

(b)        any payment of a Term Rate Borrowing occurs on a date that is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise;

(c)        a Term Rate Borrowing is not made on the date specified by the Borrower for any reason other than default by the Lender;

(d)        a Term Rate Borrowing is converted other than on the last day of the Interest Period applicable thereto; or

(e)        the Borrower fails to borrow, convert, continue or prepay a Term Rate Borrowing on the date specified in any notice delivered pursuant hereto,

(f)        any payment of any Loan (or interest due thereon) denominated in an Alternative Currency is made in a different currency then the Borrower shall indemnify the Lender for the Lender’s costs, expenses and Interest Differential (as determined by the Lender) incurred as a result of such prepayment. The term “Interest Differential” means the greater of zero and the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest the Lender would have earned (from like investments as of the first day of the Interest Period) had prepayment not occurred and the interest the Lender will actually earn (from like investments as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term duration of any Interest Period, the Borrower agrees that the Interest Differential shall not be discounted to its present value.

3.6       Taxes.

(a)        Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any Tax from any such payment, then the Borrower may make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)       Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c)        Indemnification by Borrower. The Borrower shall indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)        Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.5, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)        Treatment of Certain Refunds. If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of the Lender, shall repay to the Lender the amount paid over pursuant to this Section 3.5(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.5(e), in no event will the Lender be required to pay any amount pursuant to this Section 3.5(e) the payment of which would place the Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.5(e) shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(f)        Survival. Each party’s obligations under this Section 3.5 shall survive any assignment of rights by the Lender, the termination of the Revolving Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.7        Lender Statements; Survival of Indemnity. The Lender shall give notice to the Borrower as to any amount due under Section 3.1, 3.2, 3.4 or 3.5. Such notice shall set forth in reasonable detail the calculations upon which the Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Unless otherwise provided herein, the Borrower shall pay the amount specified in such notice on demand.

3.8        Illegality. If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to (a) purchase or sell, or to take deposits of, the applicable currency or (b) make, maintain, or fund Loans to which any Interest Rate Option applies, or to determine or charge interest rates based upon any Interest Rate Option, then, upon notice thereof by the Lender to the Borrower, any obligation of such Lender to make or continue any applicable Term Rate Borrowings or Daily Simple RFR Loans or to convert Borrowings of any Type to Borrowings of the affected Type shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from the Lender, prepay each affected Loan, either immediately, in the case of Daily Simple RFR Loans or with respect to Term Rate Loans on the last day of the Interest Period therefor, if the Lender can lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if such Lender cannot lawfully continue to maintain such Term Rate Loans. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.5.

ARTICLE IV
CONDITIONS PRECEDENT

4.1        Initial Borrowing. The Lender shall not be required to make the initial Borrowing unless each of the following conditions is satisfied:

(a)        The Lender shall have received executed counterparts of each of the following:

(i)         this Agreement;

(ii)        the Note;

(iii)       the Security Agreement;

(iv)       the Account Control Agreement;

(v)        a certificate of an Authorized Officer of the Borrower certifying (A) that there have been no changes in the charter document of the Borrower, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (B) as to the bylaws, operating agreement or other organizational document, including the Prospectus, as attached thereto, of the Borrower as in effect on the date of such certification, (C) as to resolutions of the board of trustees or other governing body of the Borrower authorizing the execution, delivery and performance of each Loan Document to which it is a party, (D) as to a good standing certificate (or analogous documentation if applicable) for the Borrower from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization as of a recent date, to the extent generally available in such jurisdiction, (E) a true and complete copy of the Custody Agreement and (F) the names and true signatures of the incumbent officers of the Borrower authorized to sign the Loan Documents to which it is a party, and authorized to request a Borrowing;

(vi)       a certificate, signed by a Financial Officer of the Borrower, stating that on the Closing Date (A) no Default or Event of Default has occurred and is continuing and (B) the representations and warranties in Article V are (1) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all respects on and as of such earlier date and (2) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date; and

(vii)       a written opinion of the Borrower’s counsel, addressed to the Lender and otherwise in form and substance satisfactory to the Lender.

(b)        The Lender shall have received evidence satisfactory to it that any credit facility currently in effect for the Borrower has been terminated and cancelled, all Indebtedness thereunder has been fully repaid (except to the extent being repaid with the initial Loans), and any Liens thereunder have been terminated and released.

(c)        The Lender shall have received all fees and other amounts due and payable on or before the Closing Date, including without limitation (i) the fees specified in Section 2.4, (ii) any other fees agreed to by the Borrower and the Lender from time to time, and (iii), to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(d)        There shall not have occurred a material adverse change in (i) the business, Property, liabilities (actual and contingent), operations or condition (financial or otherwise), results of operations, or prospects of the Borrower, since September 30, 2023, or (ii) the facts and information regarding such entities as represented by such entities to date.

(e)        The Lender shall have received evidence of all governmental, equity holder and third-party consents and approvals necessary in connection with the contemplated financing, all applicable waiting periods shall have expired without any action being taken by any authority that would be reasonably likely to restrain, prevent or impose any material adverse conditions on the Borrower, and no Law applies that in the reasonable judgment of the Lender could have such effect.

(f)        No action, suit, investigation or proceeding shall be pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to result in a Material Adverse Effect or that seeks to prevent, enjoin or delay any Borrowing.

(g)        The Lender shall have received the results of a recent lien search in the jurisdiction where the Borrower is organized and such search shall reveal no Liens on any of the Property of the Borrower except for Permitted Liens or Liens discharged on or before the Closing Date pursuant to a payoff letter or other documentation satisfactory to the Lender.

(h)        Each document (including any UCC financing statement) required by the Collateral Documents or under Applicable Law or reasonably requested by the Lender to be filed, registered or recorded to create in favor of the Lender a perfected Lien on the Collateral, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(i)         Upon the reasonable request of the Lender made at least 10 days before the Closing Date, (i) the Borrower shall have provided to the Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering Laws, including the PATRIOT Act, and

(j)         If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered a Beneficial Ownership Certification in relation to the Borrower, in each case at least five days before the Closing Date.

(k)        The Lender shall have received such other agreements, documents, instruments and certificates as are reasonably requested by the Lender and its counsel, in form and substance reasonably satisfactory to the Lender.

4.2        Each Borrowing. The Lender shall not be required to make any Borrowing unless on the applicable Borrowing Date:

(a)        Immediately after giving effect to such Loan, the Asset Coverage shall be at least 300%.

(b)        Immediately prior to and immediately after giving effect to such Loan, (A) no Margin Deficiency exists or would occur, (B) Revolving Exposure together with all other indebtedness of the Borrower shall not exceed the Maximum Amount and (C) the Revolving Exposure shall not exceed the Revolving Commitment Amount.

(c)        There exists no Default or Event of Default, nor would a Default or Event of Default result from such Loan.

(d)        The representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(e)        The Lender shall have received a Borrowing Notice in accordance with the requirements hereof.

Each Borrowing Notice constitutes a representation and warranty by the Borrower that the conditions in Section 4.2(a) through (d) have been satisfied.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

5.1        Existence and Standing. The Borrower is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2        Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper company proceedings, and the Loan Documents are legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally.

5.3        No Conflict; Government Consents. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any Law (including the ICA), order, writ, judgment, injunction, decree or award binding on the Borrower, (b) the Borrower’s Investment Policies and Restrictions or Constituent Documents, or (c) any indenture, instrument or agreement to which the Borrower is a party or is subject, or by which it, or its Property, is bound, or conflict with or be a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower pursuant to any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, that has not been obtained is required to be obtained by the Borrower in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4        Financial Statements. The audited financial statements of the Borrower for the fiscal year ended September 30, 2023, heretofore delivered to the Lender were prepared in accordance with Section 1.3 and fairly present the financial condition and operations of the Borrower at such date and the results of their operations for the period then ended.

5.5        Material Adverse Change. Since the Closing Date (i) there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower that could reasonably be expected to have a Material Adverse Effect and (ii) no Regulatory Event has occurred and is continuing or is reasonably expected to occur.

5.6        Taxes. The Borrower has filed all United States federal and state income Tax returns and all other material Tax returns required to be filed by it and have paid all United States federal and state income Taxes and all other material Taxes due from the Borrower, including pursuant to any assessment received by the Borrower, except any Taxes that are being contested in good faith as to which adequate reserves have been provided in accordance within the Applicable Accounting Principles and as to which no Lien exists. No Tax Liens have been filed and no claims are being asserted with respect to any such Taxes. The charges, accruals and reserves on the books of the Borrower in respect of any Taxes or other governmental charges are adequate.

5.7        Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower that could reasonably be expected to have a Material Adverse Effect or that seeks to prevent, enjoin or delay any Borrowing. Other than any liability incident to any litigation, arbitration or proceeding that could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8        Subsidiaries. The Borrower has no Subsidiaries.

5.9        ERISA. The Borrower is not a member of an ERISA Group and has no liability in respect of any Benefit Arrangement, Plan or Multiemployer Plan subject to ERISA. The Borrower has not, in the last five years, been a member of an ERISA Group at a time when any member of such ERISA Group maintained, sponsored or contributed to any Plan or Multiemployer Plan.

5.10      Accuracy of Information.

(a)        No information, exhibit or report furnished by the Borrower to the Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements therein not misleading.

(b)        As of the Closing Date, the information included in any Beneficial Ownership Certification is true and correct in all respects.

5.11      Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of the assets of the Borrower that are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12      Material Agreements.

(a)        The Custody Agreement is in full force and effect in all material respects.

(b)        The Borrower’s investments are in compliance with its Investment Policies and Restrictions in all material respects.

(c)       Since the Closing Date, (i) there have been no changes in the Investment Policies and Restrictions other than in accordance with this Agreement and (ii) the Borrower has at all times complied in all material respects with the Investment Policies and Restrictions.

(d)        The Investment Policies and Restrictions are fully and accurately described in all material respects in the Borrower’s Prospectus, as supplemented by any annual report included within Form N-CSR filed with the SEC.

5.13      Compliance with Laws. The Borrower is in compliance with all Applicable Laws, including the ICA and the Securities Act, except where the necessity of compliance therewith is being contested in good faith by appropriate proceeding or exemptive relief has been obtained and remains in effect or where noncompliance therewith could reasonably be expected to have a Material Adverse Effect. The Borrower has made all filings with the SEC required by Applicable Law and has made all filings with any other Governmental Authority, as required by Applicable Law, except where failure to file with such other Governmental Authority could not reasonably be expected to have a Material Adverse Effect.

5.14      Ownership of Properties. The Borrower has good title, free of all Liens other than Permitted Liens, to all of the Property reflected in the Borrower’s most recent financial statements provided to the Lender as owned by the Borrower (other than Property disposed of in a transaction permitted by this Agreement).

5.15      Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code) subject to Section 4975 of the Code, and neither the execution of this Agreement nor the Borrowings give rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. The Borrower is not subject to any Law substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

5.16      Investment Company Status. The Borrower is a diversified “closed-end” “investment company” and is subject to regulation under the ICA, it is not an Indirect Fund, and it is not a “business development company” within the meaning of the ICA. The Borrower is not an “affiliated person”, “promoter” or “principal underwriter” of the Lender within the meaning of the ICA. The Borrower has elected to be treated and qualifies as a “regulated investment company” within the meaning of the Code. The business and other activities of the Borrower, including but not limited to, the making of the Loans by the Lender, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Loan Documents do not result in any violation of the provisions of the ICA, or any rules, regulations or orders issued by the SEC thereunder.

5.17      Insurance. The Borrower maintains insurance in compliance with Section 6.6.

5.18      Solvency.

(a)        Immediately after the consummation of the transactions to occur on the Closing Date and immediately following any Borrowings made on the Closing Date and after giving effect to the application of the proceeds of such Borrowings, (i) the fair value of the assets of the Borrower, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower; (ii) the present fair saleable value of the Property of the Borrower will be greater than the amount that will be required to pay the probable liability of the Borrower on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such businesses are now conducted and are proposed to be conducted after the Closing Date.

(b)        The Borrower does not intend to, and does not believe that it will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it and the timing of the amounts of cash to be payable on or in respect of its Indebtedness.

5.19      No Default. No Default or Event of Default has occurred and is continuing.

5.20      Anti-Corruption Laws; Sanctions. The Borrower and its directors, officers, and employees and, to the knowledge of the Borrower, the agents of the Borrower is in compliance with Anti-Corruption Laws and all applicable Sanctions in all material respects. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions. None of the Borrower or any director, officer, employee, agent, or affiliate of the Borrower is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (a) the target of any Sanctions or (b) located, organized or resident in a country or territory that is the subject of Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Kherson and Zaporizhzhia regions of Ukraine).

5.21      Recourse. The Loans are made with full recourse to the Borrower and constitute direct, general, unconditional and unsubordinated Indebtedness of the Borrower.

ARTICLE VI
AFFIRMATIVE COVENANTS

Until Payment in Full, the Borrower covenants and agrees with the Lender that:

6.1        Financial Reporting. The Borrower will maintain a system of accounting established and administered in accordance within the Applicable Accounting Principles, and furnish to the Lender:

(a)        as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, statement of assets and liabilities of the Borrower as at the end of such fiscal year, and the related statements of income or operations and cash flows for such fiscal year; each such statement of assets and liabilities and the related schedule of investments and statements of operations and changes in net assets shall be certified without qualification by independent public accountants, which certification shall (i) state that the examination by such independent public accountants in connection with such financial statements has been made in accordance with those auditing standards required by the ICA and prescribed by the SEC for the Borrower or, to the extent not so required or prescribed, generally accepted auditing standards in the United States and (ii) include the opinion of such independent public accountants that such financial statements have been prepared in conformity with Applicable Accounting Principles;

(b)        as soon as available, but in any event within 90 days after the end of the first semiannual accounting period in each fiscal year of the Borrower, a copy of the Borrower’s statement of assets and liabilities as at the end of such semiannual period, together with the related schedule of investments and statements of operations and changes in net assets for such period all in reasonable detail, prepared in accordance with Applicable Accounting Principles, consistently applied, and certified (subject to the absence of footnotes and normal year-end adjustments) as to fairness of presentation, Applicable Accounting Principles and consistency by Financial Officer;

(c)        as soon as available, but in any event within 15 Business Days after the end of each month, (i) a duly completed compliance certificate, substantially in the form of Exhibit A certified to be true and correct by a Financial Officer and (ii) a Valuation Statement as of the last day of such calendar month, in respect of the Collateral, that includes the calculation of the Market Value of all Eligible Collateral and a statement regarding the composition of the Borrower’s assets with respect to the Collateral held in the Custody Account;

(d)        promptly upon the furnishing thereof to the shareholders of the Borrower or the SEC, copies of all financial statements, reports and proxy statements so furnished;

(e)        promptly upon the filing thereof, copies of all registration statements (and amendments thereto) and annual, quarterly, monthly or other regular reports which the Borrower files with the SEC;

(f)        prompt written notice in the event that (i) the Borrower’s Board of Trustees approve to effect a change in any of its Investment Policies and Restrictions or (ii) the approval of the Borrower’s shareholders is sought for a change in any of its Investment Policies and Restrictions, and (iii) prior to it effective date, copies of all amendments or other modifications to the Investment Policies and Restrictions, the Prospectus or the Borrower’s Constituent Documents;

(g)        prompt written notice in the event that the Borrower has knowledge that any officer or employee of the Borrower or the Investment Adviser who has material involvement with the investment activities of the Borrower or the Investment Adviser shall have been indicted, with respect to a Governmental Authority in a jurisdiction in the United States, or charged with a criminal offense by any other Governmental Authority that is punishable by deprivation of liberty for a maximum term which shall be greater than one (1) year, for a fraudulent act, a violation of securities or banking laws, or for a willful act related to the Borrower, the Investment Adviser, or their respective businesses.; and

(h)        other information (including non-financial information and environmental reports) as the Lender from time to time reasonably requests, including information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering Laws; and

(i)         on or promptly after any time at which the Borrower becomes subject to the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in form and substance acceptable to the Lender.

Any financial statement, registration statement, report or other document required to be furnished pursuant to Section 6.1(a), (b) or (e) shall be deemed to have been furnished on the date on which the Lender receives notice that the Borrower has filed such financial statement with the SEC and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Lender without charge. The Borrower will give notice of any such filing to the Lender. Notwithstanding the foregoing, the Borrower will deliver paper or electronic copies of any such financial statement to the Lender if the Lender requests the Borrower to furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by the Lender.

If any information required to be furnished to the Lender under this Section 6.1 is required by Applicable Law to be filed by the Borrower with a government body on an earlier date, then the information required hereunder must be furnished to the Lender at such earlier date.

6.2        Use of Proceeds. The Borrower will use the proceeds of the Borrowings for its general business purposes, including making additional investments in the ordinary course of business or for temporary or emergency business purposes. The Borrower will not use any of the proceeds of the Loans to purchase or carry any “margin stock” (as defined in Regulation U) or for purposes which would violate any provision of any applicable statute, rule, regulation, order or restriction applicable to the Borrower. The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (b) (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as Lender, underwriter, advisor, investor, or otherwise).

6.3        Notice of Material Events. The Borrower will give notice to the Lender, promptly and in any event within one Business Day after an officer of the Borrower obtains knowledge thereof, of the occurrence of any of the following:

(a)        any Default or Event of Default;

(b)        (i) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans and (ii) any adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Borrower that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)        any material change in accounting policies of, or financial reporting practices by, the Borrower;

(d)        any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and

(e)        any other development, financial or otherwise, which would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section 6.3 shall be accompanied by a statement of an officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.4        Conduct of Business. The Borrower will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is conducted on the Closing Date and do all things necessary to remain validly existing and in good standing as a domestic company in its jurisdiction of formation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted. The Borrower will maintain in full force and effect its registration as a closed-end management investment company under the ICA.

6.5        Payment of Taxes and Obligations. The Borrower will timely file complete and correct United States federal and applicable foreign, state and local tax returns required by Applicable Law. The Borrower will pay when due all its obligations, including without limitation Taxes upon it or its income, profits or Property, except those being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with Applicable Accounting Principles.

6.6        Insurance. The Borrower will maintain with financially sound and reputable insurance companies insurance on all its Property, liability insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such Properties and risks as is consistent with sound business practice, and the Borrower will furnish to the Lender upon request full information as to the insurance carried.

6.7        Compliance with Laws and Material Contractual Obligations. The Borrower will (a) comply in all material respects with all Laws, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all environmental laws, Anti-Corruption Laws and applicable Sanctions and (b) perform in all material respects its obligations under material agreements to which it is a party. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.8        Maintenance of Properties. The Borrower will do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear excepted, and make all repairs, renewals and replacements necessary to properly conduct its business at all times.

6.9        Books and Records; Inspection. The Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions related to its business and activities. The Borrower will permit the Lender, by its representatives and agents, at the Borrower’s expense, to inspect any of the Property, books and financial records of the Borrower, to examine and make copies of the books of accounts and other financial records of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the foregoing by, their respective officers at such reasonable times and intervals as the Lender and the Borrower agree; provided that during the existence of an Event of Default, the Lender may do any of the foregoing at any time during normal business hours and without advance notice.

6.10      Further Assurances. The Borrower will promptly correct any ambiguity, omission, mistake, defect, inconsistency or error discovered in any Loan Document or in the execution, acknowledgment or recordation thereof. Without limiting the foregoing, the Borrower will execute and deliver, or cause to be executed and delivered, to the Lender such documents, agreements and instruments, and will take or cause to be taken such further actions as are required by Applicable Law or as the Lender from time to time reasonably requests to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Lender and all at the expense of the Borrower.

6.11      Anti-Money Laundering Compliance. The Borrower will provide such information and take such actions as are reasonably requested by the Lender to assist the Lender in maintaining compliance with anti-money laundering Laws.

6.12      Compliance with Investment Company Act. The Borrower will comply with all applicable requirements of the Investment Company Act, including Sections 18(a) and 18(c) thereof.

6.13      Compliance with Investment Policies and Restrictions and Constituent Documents. The Borrower will comply with its Investment Policies and Restrictions and its Constituent Documents in all material respects at all times.

6.14      Custody Accounts. The Borrower will maintain all its assets in the Custody Account.

6.15      Asset Coverage.

(a)        The Borrower shall not permit the Asset Coverage to be less than 300%.

(b)        The Borrower shall not have outstanding more than one class of Senior Securities Representing Indebtedness; provided that such restriction is to be interpreted as requiring compliance with Section 18(c) of the ICA.

ARTICLE VII
NEGATIVE COVENANTS

Until Payment in Full the Borrower covenants and agrees with the Lender that:

7.1        Indebtedness. The Borrower will not

(a)        create, incur or suffer to exist any Indebtedness, except for:

(i)         the Loans;

(ii)        Indebtedness arising in connection with Financial Contracts entered into solely for the purpose of hedging risk; or

(iii)       Indebtedness to the Custodian incurred solely for the purpose of clearing and settling purchases and sales of securities or consisting of overnight extensions of credit from the Custodian to the Borrower, in each case, in the ordinary course of business.

(b)        issue, sell, create, incur, assume or suffer to exist any Senior Security, except (A) Senior Securities Representing Indebtedness otherwise permitted hereunder and (B) Senior Securities (other than Senior Securities Representing Indebtedness) permitted in accordance with the Borrower’s Prospectus, the Borrower’s Constituent Documents, and the ICA.

7.2        Merger. The Borrower will not (a) merge or consolidate with or into any other Person, or liquidate or dissolve, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or (b) in any single transaction or series of related transactions, sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its property, without prior written notice to, and consent of, the Lender (not to be unreasonably withheld or delayed).

7.3        Investments. The Borrower will not purchase, hold or acquire any Investment, except in accordance with the Investment Policies and Restrictions.

7.4        Subsidiary. The Borrower shall not form or acquire any Subsidiary without the prior written consent of the Lender (not to be unreasonably withheld or delayed).

7.5        Liens. The Borrower will not create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower, except:

(a)        Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with the Applicable Accounting Principles shall have been set aside on its books;

(b)        Liens arising in the ordinary course of business under the Custody Agreement, to the extent permitted by the Account Control Agreement;

(c)        Judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with the Applicable Accounting Principles

(d)        Liens in favor of the Borrower’s broker or other intermediary relating to short sales or derivative transactions; and

(e)        Liens in favor of the Lender granted pursuant to any Collateral Document.

7.6        Affiliates. The Borrower will not enter into any transaction (including the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable terms no less favorable to the Borrower than the Borrower would obtain in a comparable arms-length transaction.

7.7        Accounting Changes. The Borrower will not make any significant change in accounting treatment or reporting practices, except as permitted the Applicable Accounting Principles, or change its fiscal year.

7.8        Investment Policies and Restrictions or Constituent Documents. The Borrower shall not (a) make or maintain any Investment other than as permitted by the ICA and the Investment Policies and Restrictions, (b) take any action in violation of the Investment Policies and Restrictions, (c) agree to or otherwise permit to occur any amendment, supplement or other modification of any of the terms or provisions of its Investment Policies and Restrictions, Custody Agreement or Constituent Documents or (d) for purposes of the Loan Documents or financial reporting, value any Investment or other property thereof other than in accordance with the Borrower’s Valuation Procedures, the ICA and the Prospectus.

7.9        Restricted Payments. The Borrower will not declare or pay, or allow to be declared or paid, any Restricted Payment, except:

(a)        the Borrower may declare or make any Restricted Payment, provided that immediately before and after giving effect thereto, (i) no Default or Event of Default shall or would exist and (ii) no Margin Deficiency exists or would result therefrom;

(b)        the Borrower may repurchase equity interests of the Borrower at any time in accordance with its Investment Policies and Restrictions;

(c)        the Borrower may declare or make any Restricted Payment payable solely in shares of the common stock of the Borrower; and

(d)        Restricted Payments that are required to enable the Borrower to qualify as a “regulated investment company” under Sections 851-855 of the Code or otherwise to minimize or eliminate federal or state income or excise taxes payable by the Borrower

7.10      Investment Advisory Agreement. The Borrower shall not cause any investment advisory agreement to be terminated or, without the Lender’s prior written consent (not to be unreasonably withheld or delayed), permit or cause any investment advisory agreement to be amended, waived or otherwise modified in any respect that could reasonably be expected to be materially adverse to the Lender.

ARTICLE VIII
DEFAULTS AND REMEDIES

8.1        Events of Default. The occurrence of any one or more of the following events is an Event of Default (each, an “Event of Default”):

(a)        any representation or warranty made or deemed made by or on behalf of the Borrower to the Lender under or in connection with this Agreement, any other Loan Document, any Borrowing, or any certificate or written information delivered in connection with this Agreement or any other Loan Document is materially false on the date made or confirmed;

(b)        nonpayment of (i) principal of any Loan when due or (ii) interest upon any Loan, any Commitment Fee, any Facility Fee or any other obligation under any of the Loan Documents within three calendar days after it becomes due;

(c)        (i) the breach of any of the provisions of Section 6.2, 6.3, 6.4, 6.11 or 6.15 or Article VII, or (ii) the breach of any of the provisions of Section 6.1 that is not remedied within 15 days after the earlier of (x) the Borrower becoming aware of such breach and (y) the Lender notifying the Borrower of such breach;

(d)        the breach (other than a breach that is an Event of Default under another clause of this Section 8.1) of any of the terms or provisions of this Agreement or any other Loan Document that is not remedied within 30 days after the earlier of (i) the Borrower becoming aware of such breach and (ii) the Lender notifying the Borrower of such breach;

(e)        (i) failure of the Borrower to pay when due any payment (whether of principal, interest or any other amount) in respect of any Material Indebtedness, (ii) the default (beyond any applicable grace period) by the Borrower in the performance of any term, provision or condition in any Material Indebtedness Agreement, or any other event or condition, that causes, or permits the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, any portion of such Material Indebtedness to become due before its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated before its stated expiration date, or (iii) any portion of Material Indebtedness being declared due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) before the stated maturity thereof;

(f)         the Borrower (i) has an order for relief entered with respect to it under the federal bankruptcy Laws, (ii) makes an assignment for the benefit of creditors, (iii) applies for, seeks, consents to, or acquiesces in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion, (iv) institutes any proceeding seeking an order for relief under the federal bankruptcy Laws or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) takes any corporate, limited liability company or partnership action to authorize or effect any of the foregoing actions set forth in this Section 8.1(f), (vi) fails to contest in good faith any appointment or proceeding described in this Section 8.1(f), or (vii) fails to pay, or admits in writing its inability to pay, its debts generally as they become due;

(g)        without the application, approval or consent of the Borrower, a receiver, trustee, examiner, liquidator or similar official is appointed for the Borrower or any Substantial Portion, or a proceeding described in Section 8.1(f) is instituted against the Borrower, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for 30 days;

(h)        any Governmental Authority condemns, seizes or otherwise appropriates, or takes custody or control of, all or any portion of the Property of the Borrower that, when taken together with all other Property so condemned, seized, appropriated, or taken custody or control of, during the 12-month period ending with the month in which any such action occurs, constitutes a Substantial Portion;

(i)         one or more (i) judgments or orders for the payment of money of more than $500,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate shall be rendered against the Borrower and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment, or (ii) nonmonetary judgments or orders that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect shall remain undischarged for a period of 30 consecutive days, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(j)         any Change in Management shall occur without the prior written consent of the Lender (such consent to not be unreasonably withheld or delayed);

(k)        any Change of Control shall occur without the prior written consent of the Lender (such consent to not be unreasonably withheld or delayed);

(l)         any “default,” as defined in any Loan Document (other than this Agreement), or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(m)       any Loan Document fails to remain in full force or effect;

(n)        any Collateral Document for any reason fails to create a valid and Perfected Lien on any Collateral purported to be covered thereby, except as permitted by any Collateral Document or the terms hereof, or any Collateral Document fails to remain in full force and effect or any action is taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or the Borrower fails to comply with any of the terms or provisions of any Collateral Document to which it is a party, in each case, except solely as a result of the action of the Lender;

(o)        the Borrower shall fail to pay to the Custodian, within 10 Business Days of the due date therefor, any fees, expenses or charges, individually or collectively in excess of $250,000, payable by the Borrower under the Custody Agreement and such failure entitles the Custodian to seek repayment of such fees, expenses or charges from the Custody Account.

(p)        (i) The Custody Agreement shall have been terminated without the prior written consent of the Lender, unless a successor Custodian acceptable to the Lender has been appointed, (ii) the Custodian (x) transfers or otherwise permits the withdrawal of a material amount of Collateral in contravention of the terms of the Account Control Agreement, or (i) fails to comply with any other material provision of the Account Control Agreement or (iii) the Borrower shall enter into any other custody agreement or equivalent arrangement with any Person other than the Custodian.

(q)        any officer of the Borrower or officer or employee of the Investment Adviser that has material involvement with the investment activities of the Borrower or the Investment Adviser shall have been convicted in connection with the investment activities of the Borrower, with respect to a Governmental Authority in a jurisdiction in the United States, or convicted of a criminal offense in connection with the investment activities of the Borrower by any other Governmental Authority that is punishable by deprivation of liberty for a maximum term which shall be greater than one year, for a fraudulent act, a violation of securities or banking laws, or for a willful act related to the Borrower, the Investment Adviser, or their respective businesses; or

(r)         any occurrence or event that has a Material Adverse Effect.

8.2        Acceleration; Remedies.

(a)        If any Event of Default described in Section 8.1(f) or (g) occurs,

(i)         the obligations of the Lender to make Loans shall automatically terminate and

(ii)        the Obligations under this Agreement and the other Loan Documents shall immediately become due and payable without any election or action by the Lender.

(b)        If any other Event of Default occurs, the Lender may, upon prior written notice to the Borrower, take any or all of the following actions:

(i)         terminate the Revolving Commitment; or

(ii)        declare the Obligations under this Agreement and the other Loan Documents to be due and payable, whereupon the Obligations under this Agreement and the other Loan Documents shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

(c)        Upon the occurrence and during the continuation of any Event of Default, the Lender may exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under Applicable Law.

(d)        The Lender may apply any amounts it receives on account of the Obligations to the payment of the Obligations as the Lender decides in its sole discretion.

8.3        Preservation of Rights. No delay or omission of the Lender to exercise any right under the Loan Documents will impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and any Borrowing notwithstanding an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Borrowing shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right. All remedies in the Loan Documents or afforded by Applicable Law shall be cumulative and all shall be available to the Lender until Payment in Full.

ARTICLE IX
MISCELLANEOUS

9.1        Notice; Effectiveness; Electronic Communication.

(a)        Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.1(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)         if to the Borrower

Opportunistic Credit Interval Fund

650 Madison Avenue, 23rd Floor

New York, NY 10022

Attn: Treasury

Email: Treasury@bpcpartners.com; and

(ii)         if to the Lender:

(For financial/loan activity – advances, pay down, interest/fee billing and payments, rollovers, rate-settings):

U.S. Bank National Association
505 North 7th Street, 12th Floor
St. Louis, MO 63101
Attn: John Bargielski or Peggy Korte
Telephone: (314) 418-2460 or (314) 418-2473
Email: john.bargielski@usbank.com or peggy.korte@usbank.com

With email copies (which shall not constitute notice) to:

lindsey.freeman@usbank.com, matthew.spies1@usbank.com, and peggy.korte@usbank.com

(For financial statements, compliance certificates, valuation statements, etc.)

U.S. Bank National Association
U.S. Bancorp Center
800 Nicollet Mall, 3rd Floor
BC-MN-H03N
Minneapolis, MN 55402
Telephone: (612) 303-4927
Email: Lindsey.freeman@usbank.com
Attention: Lindsey Freeman

(For amendments, consents, vote taking, general notices etc.)

U.S. Bank National Association
U.S. Bancorp Center
800 Nicollet Mall, 3rd Floor
BC-MN-H03N
Minneapolis, MN 55402
Telephone: (612) 303-4927
Email: Lindsey.freeman@usbank.com
Attention: Lindsey Freeman

and

U.S. Bank National Association
U.S. Bancorp Center
800 Nicollet Mall, 3rd Floor
Minneapolis, MN, 55402
Telephone: (612) 303-3714
Email: matthew.spies1@usbank.com
Attention: Matthew D. Spies

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (or, if not given during normal business hours for the recipient, at the opening of business on the next business day for the recipient), except that notices to the Lender under Article II shall not be effective unless and until actually received. Notices delivered through electronic communications pursuant to Section 9.1(b) shall be effective as provided in Section 9.1(b).

(b)        Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by email pursuant to procedures approved by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines. Such determination or approval may be limited to particular notices or communications. Unless the Lender otherwise prescribes, notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), or, if not sent during the normal business hours of the recipient, at the opening of business on the next business day for the recipient.

(c)        Change of Address, etc. Any party hereto may change its address or facsimile number above by notice to the other parties hereto as provided in this Section 9.1.

9.2        Amendments and Waivers. Notwithstanding any provision to the contrary herein, no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by the Borrower shall be effective unless in writing and signed by the Lender, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.3        Expenses; Indemnity; Damage Waiver.

(a)        Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby are consummated), and (ii)  all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.3, or (B) in connection with the Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that, in the case of legal fees and expenses, the Borrower’s obligations under the this Section 9.3(a) shall (A) be limited, for any particular set of related circumstances or proceedings, to (x) one (1) primary firm of counsel to the Lender, (y) one (1) local counsel in each reasonably necessary and relevant jurisdiction and one (1) specialty counsel for each reasonably necessary and relevant area and (z) one (1) or more additional counsel (for each group of affected Persons) if one (1) or more actual or perceived conflicts of interest arise, and (B) exclude allocated costs of in-house counsel.

(b)        Indemnification by the Borrower. The Borrower shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of the Borrower and brought by an Indemnitee against another Indemnitee. This Section 9.3(b) does not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)        Waiver of Consequential Damages, etc. To the fullest extent permitted by Applicable Law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof; provided that, nothing in this Section 9.3(c) shall relieve the of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.3(b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)        Payments. All amounts due under this Section 9.3 are payable promptly after demand therefor.

(e)        Survival. Each party’s obligations under this Section 9.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

9.4        Successors and Assigns.

(a)        Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any other attempted assignment or transfer by the Borrower shall be null and void) (not to be unreasonably withheld or delayed). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.4(c) and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lender. The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment of all or a portion of the Loans and Revolving Commitment unless it shall object thereto by written notice to the Lender within five (5) Business Days after having received notice thereof, and provided, further, that no consent of the Borrower shall be required for an assignment to an Affiliate of the Lender or if an Event of Default has occurred and is continuing, any other assignee.

(c)        Participations. The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (each, a “Participant”) in all or a portion of the Lender’s rights or obligations under this Agreement (including all or a portion of the Revolving Commitment or the Loans); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with this Agreement.

The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4, and 3.5 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.4(b); provided that such Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.5, with respect to any participation, than the Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.5 as though it were a Lender.

(d)        Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment may release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

9.5        Setoff. The Borrower hereby grants the Lender a security interest in all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of the Borrower with the Lender or any Affiliate of the Lender (the “Deposits”) to secure the Obligations. In addition to, and without limitation of, any rights of the Lender under Applicable Law, if the Borrower becomes insolvent, however evidenced, or any Event of Default occurs, the Borrower authorizes the Lender and its Affiliates to offset and apply all such Deposits toward the payment of the Obligations owing to the Lender, whether or not the Obligations, or any part thereof, are contingent or unmatured or are owed to a branch office or Affiliate of the Lender different from the branch office or Affiliate holding such Deposit and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Lender.

9.6        Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Law relating to bankruptcy, insolvency, or reorganization or relief of debtors or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

9.7        Survival. All covenants, agreements, representations and warranties made by the Borrower in any Loan Document or other documents delivered in connection therewith or pursuant thereto shall be considered to have been relied upon by the Lender and shall survive the execution and delivery hereof and thereof and the Borrowings, regardless of any investigation made by or on behalf of the Lender and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect until Payment in Full. The provisions of Sections 3.1, 3.2, 3.4, 3.5, 9.3, and 9.7 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or Payment in Full.

9.8        Governmental Regulation. Anything in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.9        Headings. Section headings in the Loan Documents are for convenience of reference only and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.10      Entire Agreement. The Loan Documents embody the entire agreement and understanding between the Borrower and the Lender and supersede all prior agreements and understandings between the Borrower and the Lender relating to the subject matter thereof other than those in any fee letter entered into in connection herewith, which shall survive and remain in full force and effect during the term of this Agreement.

9.11      Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.12      Treatment of Certain Information; Confidentiality. The Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to any rating agency in connection with rating the Borrower or the credit facilities contemplated hereby; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12, or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower who did not acquire such information as a result of a breach of this Section 9.12. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender in connection with the administration of this Agreement, the other Loan Documents, and the Revolving Commitment.

For purposes of this Section 9.12, “Information” means all information received from the Borrower relating to the Borrower or any of its businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.13      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (a) (i) no fiduciary, advisory or agency relationship between the Borrower and the Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Lender has advised or is advising the Borrower on other matters, (ii) any services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lender, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) the Lender has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.14      PATRIOT Act. The Lender hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the PATRIOT Act.

9.15      Communication by Cellular Phone or Other Wireless Device. By providing the Lender with a telephone number for a cellular phone or other wireless device, including a number that the Borrower later converts to a cellular number, the Borrower is expressly consenting to receiving communications (including but not limited to prerecorded or artificial voice message calls, text messages, and calls made by an automatic telephone dialing system) from the Lender and the Lender’s affiliates and agents at that number. This express consent applies to each such telephone number that the Borrower provides to the Lender now or in the future and permits such calls for non-marketing purposes. Calls and messages may incur access fees from the Borrower’s cellular provider.

9.16      Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it has been executed by the Lender, and when the Lender has received counterparts hereof that, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.17      Document Imaging; Telecopy and PDF Signatures; Electronic Signatures. Without notice to or consent of the Borrower, the Lender may create electronic images of any Loan Documents and destroy paper originals of any such imaged documents. Such images have the same legal force and effect as the paper originals and are enforceable against the Borrower and any other parties thereto. The Lender may convert any Loan Document into a “transferrable record” as such term is defined under, and to the extent permitted by, UETA, with the image of such instrument in the Lender’s possession constituting an “authoritative copy” under UETA. If the Lender agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Loan Document or other document required to be delivered under the Loan Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes. If the Lender agrees, in its sole discretion, to accept any electronic signatures of any Loan Document or other document required to be delivered under the Loan Documents, the words “execution,” “signed,” and “signature,” and words of like import, in or referring to any document so signed will deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping system, to the extent and as provided for in any applicable law, including UETA, E-SIGN, or any other state laws based on, or similar in effect to, such acts. The Lender may rely on any such electronic signatures without further inquiry.

9.18      Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

9.19      Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Lender or any Related Party thereof in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such state court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

9.20      Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.19. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

9.21      Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

9.22     WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement as of the date first above written.

OPPORTUNISTIC CREDIT INTERVAL FUND

By:	/s/ Brandon Satoren
Name:	Brandon Satoren
Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Matthew D. Spies
Name:	Matthew D. Spies
Title:	Senior Vice President

Credit Agreement Signature Page

Schedule 1-1

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

To:	U.S. Bank National Association

This Compliance Certificate is furnished pursuant to the Credit Agreement dated as of April 12, 2024 (as amended, restated, supplement, or otherwise modified from time to time, the “Agreement”), between Opportunistic Credit Interval Fund (the “Borrower”) and U.S. Bank National Association. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.          I am a duly elected Financial Officer of the Borrower.

2.          I have reviewed the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by the attached financial statements.

3.          The examinations described in paragraph 2 did not disclose, and I have no knowledge of, any Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

4.          Schedule I hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct together with supporting information with respect thereto.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this [●] day of [●], 20[●].

By:
Name:
Title:

Exhibit A-1

SCHEDULE I TO COMPLIANCE CERTIFICATE

1)	Calculation of Excess Concentration

Market Value of the Fund (a)	$

Portfolio Limitations	Limit (b)	Eligible (c)	Actual (d)	Ineligible (e)
Bank loans - Single issuer	10%	= (a) * (b)		= if (d)>(c), then (d) - (c); if (d) <= (c), then “0”
Corporate Bonds – Single Issuer	10%
Preferred and Common Equities – Single Issuer	10%
Single industry (defined by GICS code), excluding Financials	25%
Eligible Foreign Investments	15%
Asset Backed Securities	15%
Private investment funds	25%
Non-performing assets	7.5%
Level II Assets and Level III Assets (excluding those investments noted above)	5%
Foreign Investments that are not Eligible Foreign Investments	0%
Total Excess Concentration				=sum (column e)

2)	Calculation of Available Assets

Total Fund Market Value:	$

Less:

Value of Assets Pledged or Otherwise Encumbered	$

Value of Excess Concentration	$

Available Assets Equals:	$

3)	Margin Deficiency - The Revolving Exposure shall not exceed 30% of Available Assets minus the FX Reserve Amount

(a) Revolving Exposure Equals:	$

Exhibit A-2

(b) Available Assets Equals:	$

(c) 30% of Available Assets:	$

(d) FX Reserve Amount	$

(e) 3(c) minus 3(d)	$

(f) 3(a) minus 3(e):	$

(g) 3(f) is not less than $0.00		Yes/No

4)	Calculation of Asset Coverage

(a)	Total Assets:	$

(b)	All liabilities and indebtedness not represented by Senior Securities:	$

(c)	Senior Securities Representing Indebtedness:	$

Asset Coverage Ratio [(a) – (b) over (c)]:			X.XX%

The calculation is less than or equal to 300% and meets the test:			Yes/No

Exhibit A-3

EXHIBIT B

FORM OF NOTE

[●], 20[●]

Opportunistic Credit Interval Fund, a Delaware statutory trust registered as a closed-end management investment company (the “Borrower”), promises to pay to the order of U.S. Bank National Association (the “Lender”) the aggregate unpaid principal amount of all Loans, in immediately available funds, together with interest on the unpaid principal amount hereof, at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.

This Revolving Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of April 12, 2024 (as amended restated, supplemented, or otherwise modified from time to time, the “Agreement”), between the Borrower and the Lender. Reference is made to the Agreement for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is secured pursuant to the Collateral Documents, as more specifically described in the Loan Documents. Capitalized terms used and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

OPPORTUNISTIC CREDIT INTERVAL FUND

By:
Name:
Title:

Exhibit B-1

EXHIBIT C-1

FORM OF BORROWING NOTICE

TO:	U.S. Bank National Association (the “Lender”)

Capitalized terms used herein have the meanings ascribed to such terms in the Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of April 12, 2024, between Opportunistic Credit Interval Fund (the “Borrower”) and the Lender.

The Borrower hereby gives to the Lender a request for borrowing pursuant to Section 2.7 of the Agreement, and the Borrower hereby requests to borrow on [●], 20[●] (the “Borrowing Date”) an amount of $[●] in Loans as:

1.	[ ]	a Base Rate Borrowing (in Dollars)

2.	[ ]	a Daily Simple RFR Borrowing with the following characteristics:

Interest Period of [●]

Currency: [●]

3.	[ ]	a Term Rate Borrowing with the following characteristics:

Interest Period of [●]

Currency: [●]

The Borrower hereby certifies to the Lender that:

(a)        the representations and warranties in Article V of the Agreement are (i) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all respects on and as of such earlier date and (ii) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date;

(b)        at the time of and immediately after giving effect to such Borrowing, (i) no Margin Deficiency exists or would occur, (ii) Revolving Exposure together with all other indebtedness of the Borrower shall not exceed the Maximum Amount and (iii) the Revolving Exposure shall not exceed the Revolving Commitment Amount;

(c)        at the time of and immediately after giving effect to such Borrowing, no Default or Event of Default has occurred and is continuing;

Exhibit C-1-1

(d)        all other relevant conditions set forth in Section 4.2 of the Agreement have been satisfied; and

(e)        Schedule I hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct together with supporting information with respect thereto.

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Notice to be executed by its Authorized Officer as of the date set forth below.

Dated: [●], 20[●]

OPPORTUNISTIC CREDIT INTERVAL FUND

By:
Name:
Title:

Exhibit C-1-2

SCHEDULE I TO BORROWING NOTICE

1)	Calculation of Excess Concentration

Market Value of the Fund (a)	$

Portfolio Limitations	Limit (b)	Eligible (c)	Actual (d)	Ineligible (e)
Bank loans - Single issuer	10%	= (a) * (b)		= if (d)>(c), then (d) - (c); if (d) <= (c), then “0”
Corporate Bonds – Single Issuer	10%
Preferred and Common Equities – Single Issuer	10%
Single industry (defined by GICS code), excluding Financials	25%
Eligible Foreign Investments	15%
Asset Backed Securities	15%
Private investment funds	25%
Non-performing assets	7.5%
Level II Assets and Level III Assets (excluding those investments noted above)	5%
Total Excess Concentration				=sum (column e)

2)	Calculation of Available Assets

Total Fund Market Value:	$

Less:

Value of Assets Pledged or Otherwise Encumbered	$

Value of Excess Concentration	$

Available Assets Equals:	$

3)	Margin Deficiency - The Revolving Exposure shall not exceed 30% of Available Assets minus the FX Reserve Amount

(a) Revolving Exposure Equals:	$

(b) Available Assets Equals:	$

(c) 30% of Available Assets:	$

Exhibit C-1-3

(d) FX Reserve Amount	$

(e) 3(c) minus 3(d)	$

(f) 3(a) minus 3(e):	$

(g) 3(f) is not less than $0.00		Yes/No

4)	Calculation of Asset Coverage

(a)	Total Assets:	$

(b)	All liabilities and indebtedness not represented by Senior Securities:	$

(c)	Senior Securities Representing Indebtedness:	$

Asset Coverage Ratio [(a) – (b) over (c)]:			X.XX%

The calculation is less than or equal to 300% and meets the test:			Yes/No

Exhibit C-1-4

EXHIBIT C-2

FORM OF CONVERSION/CONTINUATION NOTICE

TO:	U.S. Bank National Association (the “Lender”)

Capitalized terms used herein have the meanings ascribed to such terms in the Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of April 12, 2024, between Opportunistic Credit Interval Fund (the “Borrower”) and the Lender.

Pursuant to Section 2.8 of the Agreement, the Borrower hereby requests to [continue] [convert] the interest rate on a Borrowing the outstanding principal amount of $[●] on [●], 20[●], as follows:

[ ]	to convert such [______] Borrowing to a [[_____] Borrowing with an Interest Period of [___] month(s)][________ Borrowing].

[ ]	to continue such [______] Borrowing on the last day of its current Interest Period as a [______] Borrowing with an Interest Period of [___] month(s).

The undersigned hereby certifies to the Lender that (a) the representations and warranties in Article V of the Agreement are (i) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all respects on and as of such earlier date and (ii) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct in all material respects on and as of such earlier date; (b) the Borrower is in full compliance with all of the terms and conditions hereof, and no Default or Event of Default has occurred and is continuing or would occur as a result of the [continuation][conversion] contemplated hereby; and (c) all other relevant conditions set forth in Section 4.2 of the Agreement have been satisfied.

IN WITNESS WHEREOF, the undersigned has caused this Conversion/Continuation Notice to be executed on its behalf by its Authorized Officer as of the date set forth below.

Dated: [●], 20[●]

OPPORTUNISTIC CREDIT INTERVAL FUND

By:
Name:
Title:

Exhibit C-2-1

EXHIBIT C-3

FORM OF PREPAYMENT NOTICE

TO:	U.S. Bank National Association (the “Lender”)

Capitalized terms used herein have the meanings ascribed to such terms in the Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of April 12, 2024, between Opportunistic Credit Interval Fund (the “Borrower”) and the Lender.

Pursuant to Section 2.6 of the Agreement, the undersigned Borrower hereby notifies the Lender of its intent to make a prepayment of a portion of its [_________] Loans in the amount of $[●] on [●], 20[●].

IN WITNESS WHEREOF, the undersigned has caused this Prepayment Notice to be executed on its behalf by its Authorized Officer as of the date set forth below.

Dated: [●], 20[●]

OPPORTUNISTIC CREDIT INTERVAL FUND

By:
Name:
Title:

Exhibit C-3-1